                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Symantec Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [SYMANTEC Logo]
                           20330 STEVENS CREEK BLVD.
                          CUPERTINO, CALIFORNIA 95014
                            ------------------------

                                 July 28, 2000
                            ------------------------

Dear Stockholder:

     An Annual Meeting of Stockholders of Symantec Corporation, a Delaware corporation ("Symantec"), and holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, each of which is exchangeable for one share of Symantec Common Stock (the "Exchangeable Shares"), will be held at Symantec Corporation's World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, on September 18, 2000 at 10:00 a.m. (Pacific time) (the "Meeting").

     At the Meeting, you will be asked to (a) elect eight directors to Symantec's Board of Directors (the "Board"), each to hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal; (b) vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 Plan") to make available for issuance thereunder an additional 3,022,900 of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 12,213,202 to 15,236,102; (c) approve Symantec's 2000 Director Equity Incentive Plan (the "Director Plan"); and (d) ratify the selection of Ernst & Young LLP as Symantec's independent auditors for the 2001 fiscal year. After careful consideration, your Board of Directors unanimously recommends that you vote for the eight nominees for director, in favor of the proposal to amend the 96 Plan, in favor of the proposal to approve the Director Plan, and in favor of the proposal to ratify the selection of independent auditors.

     Although the enclosed Proxy Statement describes proposals of Symantec Corporation, the holders of Exchangeable Shares are entitled to vote at the Meeting due to the economic equivalence of the Exchangeable Shares to shares of Symantec Common Stock, as described in that certain Joint Management Information Circular and Proxy Statement distributed to the holders of Exchangeable Shares and the holders of Symantec Common Stock on October 17, 1995. Holders of Exchangeable Shares are entitled to the same rights, benefits and privileges, including voting rights, as the holders of Symantec Common Stock, and are therefore urged to exercise their votes at the Meeting.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders and a Proxy Statement relating to the actions to be taken by Symantec stockholders and the holders of Exchangeable Shares at the Meeting. The Proxy Statement more fully describes the matters for consideration at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

                                          Sincerely,

                                          signature
                                          John W. Thompson
                                          Chairman of the Board of Directors,
                                          President, and Chief Executive Officer

                                [SYMANTEC Logo]
                           20330 STEVENS CREEK BLVD.
                          CUPERTINO, CALIFORNIA 95014
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     An Annual Meeting of Stockholders (the "Meeting") of Symantec Corporation, a Delaware corporation ("Symantec") and holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, will be held at 10:00 a.m. (Pacific time) on September 18, 2000 at Symantec Corporation's World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, for the following purposes:

          1. To elect eight directors to Symantec's Board of Directors (the "Board"), each to hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

          2. To vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 Plan") to make available for issuance thereunder an additional 3,022,900 shares of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 12,213,202 to 15,236,102.

          3. To approve Symantec's 2000 Director Equity Incentive Plan (the "Director Plan").

          4. To ratify the selection of Ernst & Young LLP as Symantec's independent auditors for the 2001 fiscal year.

          5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Only stockholders of record as of July 20, 2000 are entitled to notice of and will be entitled to vote at this meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Signature

                                          Derek P. Witte
                                          Senior Vice President, Worldwide
                                          Operations and Secretary

Cupertino, California
July 28, 2000

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY CAN BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                PROXY STATEMENT

     This Proxy Statement is being furnished to (i) holders of common stock, par value $0.01 per share ("Common Stock"), of Symantec Corporation, a Delaware corporation ("Symantec"), and (ii) holders of exchangeable shares ("Exchangeable Shares") of Delrina Corporation, a wholly owned subsidiary of Symantec, in connection with the solicitation of proxies by Symantec's Board of Directors for use at an annual meeting of Symantec stockholders (the "Symantec Stockholders Meeting") to be held at 10:00 a.m. (Pacific time) on September 18, 2000 at Symantec Corporation's World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, and any adjournment or postponement thereof.

     This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Symantec and holders of Exchangeable Shares on or about August 11, 2000.

                            ------------------------

     All information in this Proxy Statement relating to Symantec has been supplied by Symantec.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Proxy Statement nor any distribution of the securities referred to in this Proxy Statement shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Proxy Statement.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE ANNUAL SYMANTEC STOCKHOLDERS MEETING -- GENERAL PROXY
  INFORMATION...............................................     1
  Solicitation and Voting of Proxies........................     1
  Revocability of Proxies...................................     1
  Expenses of Proxy Solicitation............................     1
  Voting Rights.............................................     1
DIRECTORS AND MANAGEMENT....................................     2
  Directors and Executive Officers..........................     2
  Security Ownership of Certain Beneficial Owners and
     Management.............................................     7
  Compensation of Executive Officers........................     8
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................    11
COMPARISON OF CUMULATIVE TOTAL RETURN.......................    16
EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS......    18
CERTAIN TRANSACTIONS........................................    19
THE PROPOSALS...............................................    20
  Proposal No. 1 Election of Symantec Directors.............    20
  Proposal No. 2 Approval of Amendment to Symantec's 1996
     Equity Incentive Plan..................................    22
  Proposal No. 3 Approval of Symantec's 2000 Director Equity
     Incentive Plan.........................................    27
  Proposal No. 4 Ratification of Selection of Independent
     Auditors...............................................    28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    28
STOCKHOLDER PROPOSALS.......................................    29
OTHER BUSINESS..............................................    29
AVAILABLE INFORMATION.......................................    29
ANNEX A -- Symantec Corporation's 1996 Equity Incentive
  Plan......................................................   A-1
ANNEX B -- Symantec Corporation's Proposed 2000 Director
  Equity Incentive Plan.....................................   B-1
ANNEX C -- Symantec Corporation's Charter of the Audit
  Committee of the Board of Directors.......................   C-1

                    THE ANNUAL SYMANTEC STOCKHOLDERS MEETING
                            ------------------------

                           GENERAL PROXY INFORMATION

SOLICITATION AND VOTING OF PROXIES

     The accompanying proxy is solicited on behalf of Symantec's Board of Directors for use at the annual Symantec Stockholders Meeting, to be held at Symantec Corporation's World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014, on September 18, 2000 at 10:00 a.m. (Pacific time). Only holders of record of (i) Symantec Common Stock or (ii) Exchangeable Shares at the close of business on July 20, 2000 (the "Record Date") will be entitled to vote at the Symantec Stockholders Meeting. At the close of business on that date, there were outstanding and entitled to vote (i) 59,602,492 shares of Symantec Common Stock and (ii) 1,356,661 Exchangeable Shares. The sum of the shares requested for issuance under the 1996 Equity Incentive Plan (the "96 Plan") and the 2000 Director Equity Incentive Plan (the "Director Plan"), will be approximately 5% of the outstanding shares of Symantec Common Stock as of the Record Date. Each share of Symantec Common Stock and each Exchangeable Share will be entitled to one vote on each matter to be acted upon (the "Proposals"). A majority, or 30,479,577, of these shares, present in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered to be represented for purposes of a quorum. This Proxy Statement and the accompanying form of proxy were first mailed to Symantec stockholders and the holders of the Exchangeable Shares on or about August 11, 2000.

REVOCABILITY OF PROXIES

     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Symantec Stockholders Meeting by (i) delivering to the Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked, (ii) signing and so delivering a proxy bearing a later date or (iii) attending the Symantec Stockholders Meeting and voting in person (although attendance at the Symantec Stockholders Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Symantec Stockholders Meeting, the stockholder must bring to the Symantec Stockholders Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

EXPENSES OF PROXY SOLICITATION

     The expenses of soliciting proxies to be voted at the Symantec Stockholders Meeting will be paid by Symantec. Following the original mailing of the proxies and other soliciting materials, Symantec and/or its agents also may solicit proxies by mail, telephone, telegraph or in person. Symantec has retained a proxy solicitation firm, Corporate Investor Communications, Inc. ("CIC"), to aid it in the solicitation process. Symantec will pay that firm a fee equal to $8,500, plus expenses. Following the original mailing of the proxies and other soliciting materials, Symantec will request brokers, custodians, nominees and other record holders of Symantec Common Stock and the Exchangeable Shares to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Symantec Common Stock or Exchangeable Shares and to request authority for the exercise of proxies. In such cases, Symantec, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

VOTING RIGHTS

     Holders of Symantec Common Stock and holders of Exchangeable Shares are each entitled to one vote for each share held as of the Symantec Record Date. Delaware law does not require, and Symantec's Restated Certificate of Incorporation does not provide for, cumulative voting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Symantec Stockholders Meeting and entitled to vote in the election of directors. With regard to the election of directors, votes that are withheld will be excluded from the vote and will have no effect. Approval of the amendment to the 96 Plan, approval of the Director Plan, and ratification of the selection of independent auditors will each require the affirmative vote of the holders of a majority of the shares present (in person or by proxy) and entitled to vote at the Symantec Stockholders Meeting at which a quorum of at least a majority of the Symantec Common Stock and the Exchangeable Shares issued, outstanding and entitled to vote is present.

     Symantec will count abstentions in tabulations of votes cast, and an abstention, therefore, will have the same effect as a vote against the proposal to amend the 96 Plan, the proposal to adopt the Director Plan, and the proposal to ratify the independent auditors. Under Delaware case law, broker non-votes are counted for purposes of determining whether a quorum is present at the meeting but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will not count as shares voting "for" or "against" with respect to the Proposals and will not be considered as shares entitled to vote on the Proposal solely for purposes of determining whether the Proposals have been approved.

                            DIRECTORS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Symantec are as follows:

           NAME              AGE                               POSITION
           ----              ---                               --------
John W. Thompson...........  51    Chairman of the Board of Directors, President and Chief Executive
                                   Officer
Greg Myers.................  50    Chief Financial Officer, Senior Vice President of Finance
Stephen Cullen.............  34    Senior Vice President, Consumer Products Division
Dieter Giesbrecht..........  56    Senior Vice President, International
Gail E. Hamilton...........  50    Senior Vice President, Enterprise Solutions
Ron Moritz.................  37    Senior Vice President, Chief Technical Officer
Dana E. Siebert............  40    Executive Vice President, Worldwide Sales, Marketing and Services
Gary Warren................  38    Senior Vice President, Business Development
Derek Witte................  43    Senior Vice President, Worldwide Operations and Secretary
Carl D. Carman(2)(3).......  64    Director
Walter W. Bregman(1).......  66    Director
Robert S. Miller(1)(2).....  58    Director
Charles M. Boesenberg(3)...  52    Director
Robert R.B. Dykes(3).......  51    Director
Tania Amochaev(2)..........  50    Director
Bill Owens(1)..............  60    Director
Daniel H. Schulman(1)(3)...  42    Director
Per-Kristian                 48
  Halvorsen(2).............        Director
George Reyes...............  45    Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

The Board of Directors chooses executive officers, who then serve at the Board's discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

     John W. Thompson has served as Chairman of the Board of Directors, President, and Chief Executive Officer, since April 1999. Mr. Thompson joined Symantec after 28 years at IBM Corporation. In his most recent position as General Manager of IBM Americas, he was responsible for sales and support of IBM's technology products and services in the United States, Canada and Latin America. Prior to his position with IBM Americas, he was General Manager, Personal Software Products, responsible for the development and marketing of O/S2, IBM's Intel-based operating systems and other products. Mr. Thompson is a member of the Board of Directors of Parago and Nisource. Mr. Thompson holds an undergraduate degree in business administration from Florida A&M University and a master's degree in management science from MIT's Sloan School of Management.

     Greg Myers has served as Vice President of Finance and Chief Financial Officer for Symantec since January 1999. Mr. Myers was promoted to Senior Vice President in March 2000. Mr. Myers is responsible for worldwide finance. Previous to his appointment as the Company's CFO in January 1999, Mr. Myers was Symantec's Vice President of Finance, where he was responsible for worldwide accounting, financial and strategic planning and business development. From 1997 through mid-1998 Mr. Myers was Vice President of financial planning and analysis for Symantec. In this role, Mr. Myers managed the Company's strategic planning process, the Company's budget and financial planning function and the worldwide financial controller organization. From 1993 to 1996, Mr. Myers was the director of financial planning and analysis function, where he was responsible for the budget, forecasting and financial analysis functions within Symantec. Mr. Myers holds an undergraduate degree from Cal-State University, Hayward and holds a Masters in Business Administration from the University of Santa Clara.

     Stephen G. Cullen is Senior Vice President, Consumer Products Division and is responsible for the Company's worldwide consumer business and product strategy, which includes the Norton brand and its problem-solving solutions. Mr. Cullen joined Symantec in 1996 and has held senior marketing, product management and general management positions at both a regional and business unit level. Prior to joining Symantec, he was Director of Marketing for Concur Technologies (formerly Portable Software) where he was instrumental in establishing the company as an enterprise travel and entertainment expense management firm. Prior to that, he held senior marketing and product management positions with Contact Software and Delrina Corporation, which were both acquired by Symantec.

     Dieter Giesbrecht has served as Senior Vice President, International, since January 2000. He is responsible for all worldwide business outside the US and Canada, including all sales and marketing functions. He joined Symantec in 1996 as vice president and managing director, Europe, Middle East and Africa, a position he held for three years. He has held a number of executive positions in the IT and semiconductor industries for companies including Digital Research, Lotus Development, Mohawk Data Science, Teradyne and LTX. Mr. Giesbrecht has a degree from the Technical University of Furtwangen, Germany.

     Gail E. Hamilton joined Symantec in March 2000, as Senior Vice President, Enterprise Solutions Division. She leads the development and extension of Symantec's enterprise-focused solutions, including e-Support. Prior to joining Symantec, she served as the general manager of the Communications Platform Division for Compaq Computers, where she was responsible for the UNIX and NT server businesses targeting communications companies. Prior to that, she was the general manager of the Telecom Platform Division at Hewlett-Packard Company, where she was responsible for the adjunct computers, wide-area networking and broadband Internet businesses. Ms. Hamilton received a bachelor's degree in electrical engineering and computer science from the University of Colorado and has a master's degree in electrical engineering and administration from Stanford University.

     Ron Moritz joined Symantec in February 2000 as Senior Vice President and Chief Technical Officer. He leads Symantec's Core Technology group. Mr. Moritz joined Symantec after his tenure with Finjan Software, Inc., where he served as chief technology officer and was responsible for establishing and maintaining the company's technological standards and vision. Mr. Moritz attended Case Western Reserve University, where he received his master's degrees in engineering and business administration, and a bachelor's degree in mathematics.

     Dana E. Siebert is Executive Vice President for Worldwide Sales, Marketing and Services. Previously, Mr. Siebert served as Vice President, Americas and prior to that, Vice President, Worldwide Sales of Symantec and has also held the position of Vice President, Worldwide Services of Symantec. Mr. Siebert joined Symantec in September 1987. From 1985 to 1987, he was a Sales Manager at THINK Technologies where he was responsible for U.S. corporate, OEM and international sales. Previously, he held a number of sales management positions in high technology companies including Wang Laboratories, Computerland Corporation and Burroughs Corporation. Mr. Siebert is a member of the Board of Directors of TimeLine Solutions, Percon, Inc., and Funk & Associates. Mr. Siebert holds a Bachelor of Science degree in Business Administration from the University of New Hampshire and is a member of the Software Publishers Association.

     Gary Warren has served as Senior Vice President, Business Development, since July 1999. Mr. Warren was the Chief Executive Officer and President of URLabs, prior to its acquisition by Symantec in July 1999, where he engineered the URLabs Content Management product strategy. He received a bachelor's degree in aeronautical engineering from Embry-Riddle Aeronautical University and received a master's degree in computational fluid dynamics from Mississippi State University.

     Derek Witte is Senior Vice President Worldwide Operations and Secretary. In this role, the Global Information Systems, Facilities, Manufacturing, Purchasing and Legal departments report to Mr. Witte. Previously, Mr. Witte served as Vice President, General Counsel and Secretary of Symantec. Mr. Witte joined Symantec in October 1990. From October 1987 until joining Symantec, Mr. Witte was Associate General Counsel and later Director of Legal Services for Claris Corporation, a software subsidiary of Apple Computer, Inc. Between January and October 1987, Mr. Witte was Assistant General Counsel at Worlds of Wonder, Inc. Previously, Mr. Witte practiced law with the San Francisco-based law firms of Brobeck, Phleger & Harrison and Heller Ehrman White and McAuliffe during the periods between 1981 and 1983, and 1983 and 1987, respectively. Mr. Witte holds a law degree and a Bachelor of Arts degree in Economics from the University of California at Berkeley. Mr. Witte has been a member of the California bar since 1981.

     Carl D. Carman has been a director of Symantec since May 1984 and served as Symantec's Chairman of the Board from January 1993 until April 1999. Mr. Carman first became a director of Symantec when he was elected to represent Masters Fund, a venture capital firm, on the Board. Mr. Carman has been a partner in Hill, Carman Ventures, a venture capital firm, since April 1989. Mr. Carman has also been a partner in Masters Fund since October 1983. Prior to founding Masters Fund in October 1983, he served from October 1979 to October 1983 as a Vice President of Research and Development and then as Executive Vice President of Technology at NBI, an office automation manufacturing company. Prior to that, Mr. Carman was the Vice President of Engineering at Data General Corporation. Mr. Carman is a director of Spectralink Corp. He holds a Bachelor of Science degree in Engineering from the University of Kentucky.

     Walter W. Bregman has been a director of Symantec since his appointment by the Board in October 1988. Mr. Bregman has been Chairman and co-CEO of S&B Enterprises, a consulting firm, from March 1988 until its dissolution in December 1998. From July 1985 until June 1987, Mr. Bregman was President and owner of the Cormorant Beach Club. During the period from March 1979 through February 1985, Mr. Bregman was President, Playtex U.S.; President, Playtex Products; President, International Playtex, Inc.; member of the Board, Senior Vice President, Esmark; and Senior Vice President, Beatrice Inc. He has also been Vice President of Marketing and Advertising of Gallo Winery and President of NCK, Inc., an advertising agency in Europe. Mr. Bregman is also a director of Quokka Sports Inc. Mr. Bregman holds a Bachelor of Arts degree in English from Harvard College.

     Robert S. Miller has been a director of Symantec since his appointment by the Board in September 1994. Mr. Miller was Chairman and CEO of Waste Management, Inc. from October 1997 until July 1998. He was Chairman of the Board of Morrison-Knudsen Corporation from April 1995 until September 1996, and is now Vice Chairman of the Board. From April 1992 until February 1993, he was a senior partner at James D. Wolfensohn, Inc., a New York investment banking firm. From 1979 until March 1992, he was an executive of Chrysler Corporation, where he served in various capacities, including as Vice Chairman of the Board and Chief Financial Officer. Mr. Miller is also a director of Federal Mogul Corporation, Pope & Talbot Inc. and Waste Management, Inc. Mr. Miller holds a Bachelor of Arts degree in Economics from Stanford University, a law degree from Harvard Law School and a Masters of Business Administration degree from Stanford University's Graduate School of Business.

     Charles M. Boesenberg has been a director of Symantec since June 1994, and provided certain consulting services to Symantec from January 1995 through December 1995. Mr. Boesenberg is currently the President of Post PC Ventures, a management and investment group. From December 1998 until February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a provider of embedded systems software. Prior to joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Mr. Boesenberg was an Executive Vice President of Symantec from June 1, 1994, when Symantec acquired Central Point Software, Inc. and continued in that capacity until December 1994. In February 1992, Mr. Boesenberg joined Central Point as its President and Chief Operating Officer, and was elected as its Chief Executive Officer and Chairman in March 1992, and continued in those positions until the acquisition of Central Point by Symantec. From February 1989 to June 1991, Mr. Boesenberg was the Executive Vice President, Marketing of MIPS Computers Systems, Inc., a semiconductor and computer systems company, and from July 1991 to January 1992, he was the President of that company. From February 1987 to February 1989, Mr. Boesenberg was the Senior Vice President of U.S. Sales and Marketing at Apple Computer. Mr. Boesenberg is also a director of Immersion Corporation and Blaze Software, Inc. Mr. Boesenberg holds a Bachelor of Science degree in Mechanical Engineering from Rose Hulman Institute of Technology and a Master of Science degree in Business Administration from Boston University.

     Robert R.B. Dykes is President, Systems Group & Chief Financial Officer of Flextronics, Inc. and has been a director of Symantec since March 1997. Mr. Dykes was Symantec's Executive Vice President of Worldwide Operations and Chief Financial Officer from October 1988 until February 1997. From April 1984 to October 1988, Mr. Dykes was the Chief Financial Officer at Adept Technology, Inc., a robotics firm, where he oversaw all financial procedures and reporting and developed venture capital and funding strategies. From July 1983 to April 1984, Mr. Dykes was with Xebec, a publicly-held Winchester disk drive controller manufacturer, most recently as Chief Financial Officer. Prior to Xebec, Mr. Dykes spent 12 years in various financial positions at Ford Motor Company in New Zealand and Australia and with its Finance Staff in Dearborn, Michigan, most recently as manager of the marketing budgets for the Ford and Lincoln Mercury car divisions. Mr. Dykes holds a Bachelor of Commerce and Administration degree from Victoria University in Wellington, New Zealand.

     Tania Amochaev has been a director of Symantec since her appointment by the Board of Directors in October 1997. Ms. Amochaev was Chief Executive Officer of QRS Corporation, a provider of electronic commerce solutions to the retail industry, from May 1993 until February 1997. She was President of QRS prior to her promotion as that company's Chief Executive Officer. From 1988 to 1992, Ms. Amochaev was Chief Executive Officer and Chairman of Natural Language, Inc., and from 1984 until 1987, she was Chief Executive Officer and Chairman of Comserv, Inc. Prior to Comserv, Ms. Amochaev worked in a variety of management positions at Control Data Corporation during a fourteen year period. Ms. Amochaev also serves on the Board of Directors of QRS Corporation, Government Technology Services, Inc. and Walker Interactive. She has served on the Executive Board of the College of Letters and Sciences at the University of California at Berkeley, and the Board of Trustees at the College of St. Catherine. Ms. Amochaev received a Bachelor of Arts degree in Mathematics from U.C. Berkeley, and a Masters of Science degree in Management from the Stanford Graduate School of Business. She is also the recipient of an Honorary Doctorate from the College of St. Catherine in Minnesota.

     Bill Owens was appointed to the Board of Directors in March 2000. Since 1998, Mr. Owens has served as Co-Chief Executive Officer and Vice Chairman of Teledesic LLC. Prior to joining Teledesic, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corp.
(SAIC). Before going into the private sector, Mr. Owens held the rank of Admiral in the US Navy and was Vice Chairman of the Joint Chiefs of Staff. He is a graduate of the U.S. Naval Academy with a bachelor's degree in mathematics. He has bachelor's and master's degrees in politics, philosophy and economics from Oxford University and a master's degree in management from George Washington University.

     Daniel H. Schulman is the President and Chief Executive Officer of priceline.com, and was appointed as a Director of Symantec in March 2000. From December 1998 to July 1999, Mr. Schulman was President of the AT&T Consumer Markets Division of AT&T Corp., a telecommunications services company, and was appointed to the AT&T Operations Group, the company's most senior executive body. From March 1997 to November 1998, Mr. Schulman was President of AT&T WorldNet Service. From December 1995 to February 1997, he was Vice President, Business Services Marketing of the AT&T Business Markets Division and from May 1994 to November 1995, Mr. Schulman was Small Business Marketing Vice President of the AT&T Business Markets Division. Mr. Schulman also serves as director of iVillage, Inc., Net2Phone, Inc., and Teach for America. Mr. Schulman received a Bachelor of Arts degree in Economics from Middlebury College, and a Masters in Business Administration, majoring in Finance, from New York University.

     Dr. Per-Kristian Halvorsen was appointed to the Board of Directors in April 2000. Dr. Halvorsen became the Center Director of the Solutions and Services Technologies Center of Hewlett-Packard Laboratories in May 2000. Prior to that, Dr. Halvorsen served as Director of the Information Sciences and Technology Laboratory (ISTL) at the Xerox Palo Alto Research Center. In addition, Dr. Halvorsen is a principal at the Center for Study of Language and Information at Stanford University. From 1995 to 1998, Dr. Halvorsen served on the Board of Directors of XBS/Document Technology Centers. Dr. Halvorsen serves on the Board of Directors of Autodesk Corp., and on the Advisory Board of Groupfire Inc. He received his doctorate degree in linguistics from the University of Texas at Austin in 1977. Prior to joining Xerox Corp. in 1983, Dr. Halvorsen was a professor at the University of Oslo and the University of Texas at Austin. He also worked as a research scientist at the Massachusetts Institute of Technology, in the Sloan Center for Cognitive Science. Dr. Halvorsen currently holds appointments as professor at the University of Oslo and consulting professor in the Department of Linguistics at Stanford University.

     George Reyes was appointed to the Board of Directors in July 2000. Mr. Reyes has served as Vice President, Treasurer of Sun since April 1999, and as Vice President, Corporate Controller of Sun from April 1994 to April 1999. He served as Audit Director from April 1992 to March 1994, as Director of Finance for Sun's ICON operations from April 1991 to April 1992, as Assistant Controller from June 1989 to April 1991, as the Controller of Sun's General Systems Group from July 1988 to June 1989 and as Sun's Marketing Controller from March 1988 to June 1988.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of July 20, 2000, with respect to the beneficial ownership of Symantec Common Stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec Common Stock, (ii) each director of Symantec, (iii) the four most highly compensated executive officers as calculated with respect to the fiscal year ended March 31, 2000, and the CEO of Symantec, and (iv) all current executive officers and directors of Symantec as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP(1)    OF CLASS(2)
            ------------------------------------              ------------    -----------
J. & W. Seligman(3).........................................   5,700,000          9.4%
  125 University Avenue
  Palo Alto, CA 94307
John W. Thompson(4).........................................     386,333            *
Gordon E. Eubanks, Jr.(5)...................................     246,456            *
Carl D. Carman(6)...........................................      51,250            *
Walter W. Bregman(7)........................................      33,875            *
Robert S. Miller(8).........................................      42,000            *
Charles M. Boesenberg(9)....................................      31,998            *
Robert R.B. Dykes(10).......................................      87,826            *
Tania Amochaev(11)..........................................      32,000            *
Bill Owens..................................................          --           --
Daniel H. Schulman..........................................          --           --
Per-Kristian Halvorsen......................................          --           --
George Reyes................................................          --           --
Dana Siebert(12)............................................      81,111            *
Dieter Giesbrecht(13).......................................      50,374            *
Greg Myers(14)..............................................      42,578            *
Derek Witte(15).............................................      49,051            *
All current Symantec executive officers and directors as a
  group (19 persons)(16)....................................     938,745          1.5%

---------------
  *  Less than 1%

 (1) The information above is based upon information supplied by officers and directors, and, with respect to principal stockholders, Schedules 13G and 13D (if any) filed with the SEC. Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Based on 60,959,153 voting shares, which is the sum of the issued and outstanding shares of Symantec Common Stock and the issued and outstanding Exchangeable Shares as of July 20, 2000.

 (3) Based on information provided by a third party investor relations firm tracking Symantec's principal stockholders.

 (4) Includes 275,641 shares subject to options exercisable within 60 days of July 20, 2000. Mr. Thompson became President, Chief Executive Officer and Chairman of the Board in April 1999.

 (5) Includes 237,134 shares subject to options exercisable within 60 days of July 20, 2000. Mr. Eubanks resigned as President, Chief Executive Officer and Chairman of the Board in April 1999.

 (6) Includes 51,250 shares subject to options exercisable within 60 days of July 20, 2000.

 (7) Includes 22,500 shares subject to options exercisable within 60 days of July 20, 2000.

 (8) Includes 34,000 shares subject to options exercisable within 60 days of July 20, 2000.

 (9) Includes 26,000 shares subject to options exercisable within 60 days of July 20, 2000.

(10) Includes 32,000 shares subject to options exercisable within 60 days of July 20, 2000.

(11) Includes 32,000 shares subject to options exercisable within 60 days of July 20, 2000.

(12) Includes 73,017 shares subject to options exercisable within 60 days of July 20, 2000.

(13) Includes 50,374 shares subject to options exercisable within 60 days of July 20, 2000.

(14) Includes 42,578 shares subject to options exercisable within 60 days of July 20, 2000.

(15) Includes 37,719 shares subject to options exercisable within 60 days of July 20, 2000.

(16) Includes 727,428 shares subject to options exercisable within 60 days of July 20, 2000, including the options described in notes (4) and (6)-(15).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Symantec and its subsidiaries during each of the fiscal years ended on or about March 31, 1998, 1999 and 2000 by Symantec's Chief Executive Officer and Symantec's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the fiscal year ended March 31, 2000. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Symantec does not grant stock appreciation rights and has no other long term compensation benefits except for those mentioned in the tables below.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                            ANNUAL COMPENSATION                             COMPENSATION AWARDS
                                --------------------------------------------      ----------------------------------------
                                                                   OTHER          RESTRICTED
                                                                   ANNUAL           STOCK          STOCK       ALL OTHER
                                       SALARY         BONUS     COMPENSATION       AWARD(S)       OPTIONS     COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR     ($)           ($)          ($)              ($)            (#)           ($)
 ---------------------------    ----   -------       -------    ------------      ----------     ---------    ------------
John W. Thompson(1)...........  2000   579,615(2)    471,560        1,695(16)     1,411,500(17)  1,220,000        7,321(18)
  Chairman of the Board of      1999        --            --           --                --             --           --
  Directors, President, and     1998        --            --           --                --             --           --
  Chief Executive Officer
Gordon E. Eubanks, Jr.(3).....  2000   529,809(4)(5) 143,867(4)    10,993(4)(16)         --             --        7,286(19)
  Former President and          1999   468,822(6)    157,219        5,780(16)            --        100,000       12,102(19)
  Chief Executive Officer       1998   412,500(7)    426,627        6,606(16)            --        150,000       12,314(19)
Dana E. Siebert...............  2000   306,250(8)    235,407        1,554(16)            --         50,000       10,765(20)
  Executive VP, Worldwide
  Sales,                        1999   280,000(9)     77,288        2,650(16)            --         25,000       25,695(20)
  Marketing and Services        1998   260,000(10)   204,945        2,138(16)            --          6,646       27,200(20)
Dieter Giesbrecht.............  2000   227,269       199,768           --                --         35,000       18,444(21)
  Senior VP, International      1999   235,706        74,972           --                --         20,000       23,145(21)
                                1998   249,575(11)   170,636           --                --         30,000       19,341(21)
Greg Myers....................  2000   236,250(12)   195,560        3,438(16)            --         65,000        7,924(22)
  Chief Financial Officer,      1999   182,121        36,104        3,438(16)            --         41,973        4,466(22)
  Senior VP of Finance          1998   146,127(13)    68,049        2,185(16)            --         27,000        6,413(22)
Derek Witte...................  2000   234,275(14)   184,099        7,125(16)            --         50,000        6,282(23)
  Senior VP, Worldwide          1999   214,965        44,280        7,125(16)            --         39,000        3,773(23)
  Operations and Secretary      1998   199,430(15)    98,000        7,125(16)            --         17,500        6,346(23)

---------------
 (1) Mr. Thompson became President, Chief Executive Officer and Chairman of the Board in April 1999.

 (2) Includes a $4,615 retroactive payment during the 2000 fiscal year.

 (3) Mr. Eubanks was President and Chief Executive Officer of the Company until April 1999.

 (4) Represents payments pursuant to the agreement entered into between Mr. Eubanks and the Company in January 1999. See "Employment Agreements and Change of Control Agreements."

 (5) Includes a paid time off buyout payment in the amount of $54,809.

 (6) Indicates payments at the annualized rate of $475,000 for the last quarter of the 1999 fiscal year.

 (7) Does not indicate an increase in Mr. Eubanks' annual salary effective January 1, 1998 from $400,000 to $450,000, because payments to Mr. Eubanks at the increased annualized rate were not made during the 1998 fiscal year.

 (8) Includes a $1,042 retroactive payment during the 2000 fiscal year.

 (9) Indicates payments at the annualized rate of $300,000 for the last quarter of the 1999 fiscal year.

(10) Does not indicate an increase in Mr. Siebert's annual salary effective January 1, 1998 from $260,000 to $270,000, because payments to Mr. Siebert at the increased annualized rate were not made during the 1998 fiscal year.

(11) Includes a lump sum salary payment of $120,432 for the first six months of Mr. Giesbrecht's employment with Symantec.

(12) Includes a $2,708 retroactive payment during the 2000 fiscal year.

(13) Includes a $7,720 retroactive payment during the 1998 fiscal year.

(14) Includes a $596 retroactive payment during the 2000 fiscal year.

(15) Includes a $2,287 retroactive payment during the 1998 fiscal year.

(16) In each case, this represents the individual's automobile allowance.

(17) Represents the Fair Market Value of Mr. Thompson's shares of restricted stock on the date of grant. At the end of fiscal year 2000, Mr. Thompson owned 100,000 shares of restricted stock for an aggregate value of $7,511,500. 50,000 shares of restricted stock vested on April 14, 2000, and the additional 50,000 will vest on April 14, 2001. The Company currently has no intention to pay dividends on Mr. Thompson's restricted stock.

(18) Includes approximately $7,321 of matching contributions to Symantec's 401(k) plan in the 2000 fiscal year.

(19) Includes approximately $5,000 and $5,060, respectively, of matching contributions to Symantec's 401(k) plan in 1998 and 1999; also includes $7,314, $7,042, and $7,286 of interest forgiven in 1998, 1999 and 2000, respectively.

(20) Includes approximately $5,000, $3,495, and $5,215, respectively, of matching contributions to Symantec's 401(k) plan in 1998, 1999 and 2000; also includes $22,200, $22,200, and $5,550 of mortgage assistance in 1998, 1999, and 2000, respectively.

(21) Includes approximately $19,341, $23,145 and $18,444 of pension contributions in 1998, 1999 and 2000, respectively.

(22) Includes approximately $6,413, $4,466 and $7,924 of matching contributions to Symantec's 401(k) plan in 1998, 1999 and 2000, respectively.

(23) Includes approximately $6,346, $3,773 and $6,282 of matching contributions to Symantec's 401(k) plan in 1998, 1999 and 2000, respectively.

                          OPTION GRANTS IN FISCAL 2000

     The following table sets forth further information regarding individual grants of options to purchase Symantec Common Stock during the fiscal year ended March 31, 2000 to each of the executive officers named in the Summary Compensation Table above. Except for 200,000 options granted to Mr. Thompson outside of plan, all grants were made pursuant to the 96 Plan. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Symantec's Common Stock and overall market conditions. There can be no assurances that the potential realizable values shown in this table will be achieved.

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                             # OF SHARES      OPTIONS                                STOCK PRICE APPRECIATION FOR
                             UNDERLYING      GRANTED TO     EXERCISE                        OPTION TERM(3)
                               OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ----------------------------
           NAME              GRANTED(1)    FISCAL YEAR(2)   ($/SHARE)      DATE           5%             10%
           ----              -----------   --------------   ---------   ----------   ------------   -------------
John W. Thompson...........     220,000          4.3%        $55.625     12/20/09     $7,696,098     $19,503,423
                              1,000,000         19.6%        $13.000      4/14/09     $8,175,630     $20,718,652
Gordon E. Eubanks, Jr......          --           --              --           --             --              --
Dana Siebert...............      50,000          0.9%        $55.625     12/20/09     $1,749,113     $ 4,432,596
Dieter Giesbrecht..........      35,000          0.6%        $55.625     12/20/09     $1,224,379     $ 3,102,817
Greg Myers.................      65,000          1.2%        $55.625     12/20/09     $2,273,847     $ 5,762,375
Derek Witte................      50,000          0.9%        $55.625     12/20/09     $1,749,113     $ 4,432,596

---------------
(1) Stock options are granted with an exercise price equal to the fair market value of Symantec Common Stock on the date of grant. Except for 200,000 options granted to Mr. Thompson outside of plan, these options were granted under the 96 Plan. Generally, 25% of the original grant becomes exercisable upon the first anniversary of the grant, with the remainder vesting pro rata on a monthly basis over the remaining term of the grant. Options lapse after ten years or, if earlier, 90 days after termination of employment.

(2) Symantec granted options on a total of 5,043,592 shares to employees in fiscal 2000. This includes 500,000 options granted under the Company's 1999 Acquisition Plan, and 200,000 options granted to Mr. Thompson outside of plan. (See "Employment Agreements and Change of Control Agreements.") The remainder of the options were granted under the 96 Plan. In addition, Symantec granted 100,000 options to non-employee directors under the 96 Plan. The Company did not reprice options in fiscal 2000 and does not intend to reprice options during the next three fiscal years.

(3) The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the SEC and do not represent Symantec's estimate or projection of future Symantec Common Stock prices.

   AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND MARCH 31, 2000 OPTION VALUES

                                                            NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      VALUE      OPTIONS AT MARCH 31, 2000    MARCH 31, 2000($)(1)(2)
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----             -----------   -----------   -------------------------   -------------------------
John W. Thompson..........         --             --            --/1,220,000                  --/$62,602,500
Gordon E. Eubanks, Jr.....    473,451     16,550,553              268,422/--                  $14,240,979/--
Dana Siebert..............      5,192        282,114           65,937/87,074         $ 3,902,083/$ 2,805,808
Dieter Giesbrecht.........         --             --           49,708/72,292         $ 2,687,170/$ 2,489,704
Greg Myers................     20,000        963,083          36,586/104,450         $ 1,872,902/$ 3,100,947
Derek Witte...............     12,369        804,110           38,303/93,509         $ 2,086,000/$ 3,034,296

---------------
(1) The valuations shown above for unexercised in-the-money options are based on the difference between the option exercise price and the fair market value of the stock on March 31, 2000 ($72.00 per share). These values have not been, and may never be, realized.

(2) The value realized for option exercises is the aggregate fair market value of Symantec Common Stock on the date of exercise less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended March 31, 2000, Symantec's Compensation Committee consisted of Carl D. Carman, Robert S. Miller, and Tania Amochaev. Mr. Carman, Mr. Miller, and Ms. Amochaev served as members of the Committee during all of the fiscal year ended March 31, 2000. Dr. Halvorsen became a member of the Committee in April 2000. None of the members of Symantec's Compensation Committee has ever been an officer or employee of Symantec or any of its subsidiaries, and none of the members of Symantec's Compensation Committee has any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K. In addition, Symantec has no disclosures to report under Item 402(j)(3) of Regulation S-K.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Symantec specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

  Compensation Committee Policy

     The Compensation Committee (the "Committee") acts on behalf of the Board to establish the general compensation policies for Symantec's executive officers, including the salary levels and target bonuses for the Chief Executive Officer ("CEO") as well as other executive officers. Effective January 1, 1999, the Company adopted three new bonus compensation plans for individuals employed at or above the level of Vice President: the Symantec Corporation CY1999 President and CEO Variable Compensation Plan (the "CEO Compensation Plan"); the Symantec Corporation CY1999 Executive Staff Variable Compensation Plan (the "Executive Staff Compensation Plan"); and the Symantec Corporation CY1999 Vice President Variable Compensation Plan (the three plans are sometimes collectively referred to as the "Compensation Plans"). The Compensation Plans were in effect during all of the fiscal year ended March 31, 2000. The Committee administers bonus compensation awards to executive officers in accordance with the Compensation Plans. The terms of the Compensation Plans provide that the Board retains the right to alter or cancel one or more of the Compensation Plans for any reason at any time, and any payments made under the Compensation Plans are made at the sole discretion of the Board. The Committee administers stock option awards to executive officers in accordance with the Company's stock option plan. During Committee meetings, all discussions regarding compensation of the CEO are held without his attendance. Similarly, none of the other executive officers are present during discussions regarding their compensation.

     The Board and the Committee believe that the compensation of the CEO and Symantec's other executive officers should be based to a substantial extent on Symantec's performance. Consistent with this philosophy, a designated portion of the compensation of each executive officer is contingent upon corporate performance, and is adjusted, when appropriate, based on such executive officer's performance against personal performance objectives. Each executive officer's performance for the past fiscal year and the objectives for the current year are reviewed together with the executive officer's responsibility level and Symantec's fiscal performance versus objectives and potential performance targets. Generally, when establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (i) Symantec's financial performance during the past year and recent quarters; (ii) the individual's performance during the past year and recent quarters; and (iii) the salaries of executive officers in similar positions of companies of comparable size and other companies within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendations of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

     Symantec obtains executive compensation data from other high technology companies, including high technology companies of a similar size. The companies included in the sample from which this data was derived included companies present in the S&P High Tech Index (used for purposes of the returns data presented in "Comparison of Cumulative Total Return" below), but the sample was not intended to correlate with this index. For fiscal 2000, Symantec set target compensation levels for executive compensation based on this survey and discretionary judgments made by the CEO or, in the case of the CEO's compensation, discretionary judgments made by the Committee.

  Compensation of Executive Officers During Fiscal 2000

     Mr. Thompson, Ms. Hamilton, Mr. Moritz and Mr. Warren joined Symantec during the fiscal year ended March 31, 2000. The salaries of Ms. Hamilton, Mr. Moritz, and Mr. Warren were determined by the Compensation Committee. During the fiscal year ended March 31, 2000, base salaries for the other executive officers began at levels established in the prior year. The base salaries for Messrs. Myers, Cullen, Giesbrecht, Robinson, Siebert, and Witte were increased moderately (between 6% and 17%). The base salary of Mr. Warren increased significantly (48%) in order to bring Mr. Warren's salary inline with the salaries of other members of the executive staff.

     During the fiscal year ended March 31, 2000, bonuses for the executive staff and executive officers were paid on a quarterly basis. All of Symantec's executive officers were members of the Management Committee during the fiscal year ended March 31, 2000. The Executive Staff Compensation Plan, which applies to members of the Management Committee, is, like all the Compensation Plans, comprised of a quarterly and an annual bonus component. The Compensation Plans retain a quarterly bonus component for the reasons noted by the Committee in the past: (i) a quarterly bonus program is an important benefit for retention purposes; (ii) it is consistent with bonus payments made to similarly situated individuals in comparable companies; (iii) a quarterly bonus payment more accurately and timely compensates the executive staff for growth in the Company's quarterly revenue and earnings per share and achievement of personal objectives; and (iv) quarterly bonuses allow fluctuations in performance criteria from quarter to quarter to be appropriately recognized and rapidly communicated. The Compensation Plans also include an independent annual bonus component based on the achievement of calendar year planned financial results and, in the case of executive staff members other than the CEO, the accomplishment of key individual objectives.

     Under the Executive Staff Compensation Plan, the executive staff received bonuses following the end of each quarter based on stated quarterly financial metrics and individual objectives. For each quarter, an executive staff member's bonus target was 10% of his base salary (40% of base salary for the full year). In addition, each member of the executive staff was eligible to receive up to 40% of his base salary by meeting calendar year planned financial results and by accomplishing key objectives. An executive staff member could achieve an additional 50% of the annual 40% potential bonus by exceeding the key objectives, making the maximum achievable bonus under the plan equal to 100% of the executive staff member's annual base salary.

     The following metrics and weightings were considered in calculating the amount of the executive staff's bonuses for a calendar quarter under the Executive Staff Compensation Plan: (a) Symantec's quarterly earnings per share (20% weighting); (b) Symantec's quarterly planned revenues (30% weighting); and
(c) achievement of certain objectives (both individual and Company-wide) for the quarter (50% weighting). A performance threshold of 80% had to be exceeded with respect to each quarterly metric before the portion of the quarterly bonus associated with that metric was paid. The bonus target payment for a particular metric was multiplied by the related quarterly performance rating. No individual was able to receive a quarterly performance rating greater than 100%.

     The following metrics and weightings were considered in calculating the amount of the executive staff's bonuses at the end of the 1999 calendar year under the Executive Staff Compensation Plan: (a) the Company's annual revenue growth (30% weighting); (b) the Company's annual earnings per share (20% weighting); and (c) achievement of certain targeted objectives (50% weighting). An individual was only eligible for an annual bonus if Symantec achieved 80% or more of its revenue growth target or 80% or more of its earnings per share target. If these targets were met, an executive staff member could receive a bonus of up to 40% of his annual salary calculated on a linear basis in relation to the percent of the metric achieved up to 100% of the target amount. Unlike the quarterly bonus, an individual could earn an additional bonus of up to

20% of his annual salary calculated on a linear basis for achieving between 100-110% of each annual bonus metric. No additional bonus was payable for achieving more than 110% of a metric.

     Symantec establishes its financial objectives in connection with its normal financial budgeting process. Each year, a budget is established for the following four fiscal quarters. During each annual budget cycle, changes to the budgets are made to reflect changed conditions. In addition, the budgets may be modified between normal budget cycles if significant events occur. Symantec's performance with respect to revenues and earnings per share are the primary financial objectives considered in determining compensation for executive officers, although subjective factors, such as ability to meet project schedules and ship products in accordance with those schedules, are also considered for executive officers with management responsibility for product groups.

  Stock Options Granted to Executive Officers in Fiscal 2000

     The Committee periodically reviews the number of vested and unvested options held by executive officers and makes stock option grants to executive officers to provide greater incentives to these officers to continue their employment with Symantec and to strive to increase the value of Symantec Common Stock. Stock options typically have been granted to executive officers when the executive first joins Symantec, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. Generally, when making stock option grants for executive officers, the Committee considers Symantec's performance during the past year and recent quarters, the responsibility level and performance of the executive officer, prior option grants to the executive officer and the level of vested and unvested options. The stock options generally become exercisable over a four-year period, and have exercise prices equal to the fair market value of Symantec Common Stock on the date of grant.

     During the fiscal year ended March 31, 2000, the Committee made certain stock option grants to executive officers (see "Directors and Management -- Compensation of Executive Officers -- Option Grants in Fiscal 2000"). The general purpose of these grants was to provide greater incentives to these executive officers to continue their employment with Symantec and to strive to increase the long-term value of Symantec Common Stock. Specific stock option grants made by the Committee during Symantec's 2000 fiscal year were based on past performance, anticipated future contribution and ability to impact corporate and/or business unit results, consistency within the executive's peer group, prior option grants to the executive officer, the percentage of outstanding equity owned by the executive, the level of vested and unvested options, competitive market practices, and the executive's responsibilities. Symantec does not set specific target levels for options granted to named executive officers or for the CEO. In fiscal 2000, the primary factors considered in granting the options to executive officers were the equity stake owned by the executive as a percentage of the Company's outstanding equity, competitive market practices, the executive's responsibilities and the executive's performance. The Company did not reprice options in Fiscal 2000 and does not intend to reprice options during the next three fiscal years.

  Fiscal 2000 CEO Compensation

     Compensation for the CEO is determined through a process generally similar to that discussed above for executive officers. For the fiscal year ending March 31, 2000, the salary for the CEO was increased from $475,000 to $600,000 effective upon the hiring of Mr. Thompson (in recognition of his value to the Company). In accordance with the Employment Agreement dated April 11, 1999 between Mr. Thompson and Symantec (the "Employment Agreement"), the Board has agreed that Mr. Thompson's base salary will be reviewed on an annual basis by the Committee (and may be increased from time to time in the discretion of the Board), but in no event shall be reduced below $600,000 during Mr. Thompson's term of employment with the Company. Compensation paid to Mr. Thompson during the fiscal year ending March 31, 2000 was prorated for the portion of the year that he was employed by Symantec.

     Under the CEO Compensation Plan in effect during fiscal year 2000, Mr. Thompson was eligible to receive bonuses following the end of each quarter based on stated quarterly financial metrics. For each quarter, Mr. Thompson's bonus target was 12.5% of his base salary (50% of base salary for the full year). In addition,

Mr. Thompson was eligible to receive up to 50% of his base salary by meeting certain calendar year planned financial results. Mr. Thompson could achieve an additional 50% of his base salary by exceeding the calendar year planned financial results, making the maximum achievable bonus under the plan equal to 150% of Mr. Thompson's annual base salary.

     The following metrics and weightings were considered in calculating the amount of Mr. Thompson's bonus for a calendar quarter under the CEO Compensation
Plan: (a) Symantec's quarterly earnings per share (50% weighting); and (b) Symantec's quarterly planned total revenues (50% weighting). A minimum threshold of 80% had to be exceeded with respect to each quarterly metric before that metric's portion of the quarterly bonus will be paid. The bonus target payment for a particular metric was calculated on a linear basis in relation to the percent of the metric achieved up to 100% of the target amount. No additional bonus was payable for achieving more than 100% of a metric.

     The following metrics and weightings were considered in calculating the amount of Mr. Thompson's bonus at the end of the 1999 calendar year under the CEO Compensation Plan: (a) the Company's annual revenue growth (50% weighting); and (b) the Company's annual earnings per share (50% weighting). Mr. Thompson was only eligible for an annual bonus if Symantec achieved 80% or more of its annual revenue growth target or 80% or more of its annual earnings per share target. If these targets were met, Mr. Thompson could receive a bonus of up to 50% of his annual salary calculated on a linear basis in relation to the percent of the metric achieved up to 100% of the target amount. Unlike the quarterly bonus, Mr. Thompson could earn an additional bonus of up to 50% of his annual salary calculated on a linear basis for achieving between 100-120% of each annual bonus metric. No additional bonus was payable for achieving more than 120% of a metric.

     Pursuant to the Employment Agreement, Mr. Thompson was entitled to receive a bonus of $75,000 for the quarter ending June 30, 1999, whether or not the relevant quarterly metrics were achieved. Similarly, Mr. Thompson was guaranteed an annual bonus for calendar year 1999 at least equal to $75,000 plus one half of the amount that would have been payable if Mr. Thompson had been employed by Symantec for the full year based on the relevant annual metrics. Overall, Mr. Thompson received an aggregate bonus of $471,560 during the fiscal year ended March 31, 2000.

     The Committee believes that the CEO's performance bonuses should be paid solely in relation to the success and strength of Symantec, and although achieving personal objectives is important, the success and strength of Symantec is the ultimate measure of the CEO's effectiveness.

  Stock Options Granted to the CEO in Fiscal 2000

     The Committee periodically reviews the number of vested and unvested options held by the CEO and makes stock option grants to the CEO to provide greater incentives to him to continue his employment with Symantec and to strive to increase the value of Symantec Common Stock. When making stock option grants to the CEO, the Committee considers Symantec's performance during the past year and recent quarters, the performance of the CEO, prior option grants to the CEO and the level of vested and unvested options. The stock options generally become exercisable over a four-year period, and have exercise prices equal to the fair market value of Symantec Common Stock on the date of grant. For the fiscal year ending March 31, 2000 (and in accordance with the terms of the Employment Agreement), Mr. Thompson received stock options to acquire 1,000,000 shares of Symantec common stock, which options vest over a five-year period and are exercisable at $13 per share. The Employment Agreement also provides that Mr. Thompson is to receive 100,000 shares of restricted Symantec common stock on his first day of employment for a purchase price equal to the par value of the common stock of $0.01 per share. These shares of restricted stock are to vest over a two-year period, with 50,000 shares vesting on April 14, 2000 and 50,000 shares vesting on April 14, 2001. These shares of restricted stock are not transferable until they are vested, and unvested shares are subject to repurchase by Symantec at $0.01 per share upon termination of Mr. Thompson's employment with the Company. In addition, in December 1999, Mr. Thompson was granted options to acquire an additional 220,000 shares of Symantec common stock exercisable at the fair market value on the date of grant. See "Employment Agreements and Change of Control Agreements."

  Changes to Tax Law -- Limits on Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the U.S. Internal Revenue Code. Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on stockholder approval of the compensation arrangement. Symantec believes that it is in the best interests of its stockholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. The Company was in compliance with Section 162(m) during the 2000 fiscal year. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Symantec may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. In this regard, certain of the payments under the Company's Compensation Plans and a portion of the stock awards to Mr. Thompson will not be deductible under Section 162(m).

                                    By: The Compensation Committee of the Board
                                    of Directors:
                                    Date: March 31, 2000

                                          Carl D. Carman
                                          Robert S. Miller
                                          Tania Amochaev

     The stock price performance graphs below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Symantec specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        MARCH 31, 1995 TO MARCH 31, 2000

     The graph below compares the cumulative total stockholder return on Symantec Common Stock from March 31, 1995 to March 31, 2000 with the cumulative total return on the S&P 500 Composite Index and the S&P High Technology Index over the same period (assuming the investment of $100 in Symantec Common Stock and in each of the other indices on March 31, 1995, and reinvestment of all dividends). The past performance of Symantec's Common Stock is no indication of future performance.
                              [PERFORMANCE GRAPH]

                                                        SYMANTEC                     S&P 500             S&P HIGH TECH COMPOSITE
                                                        --------                     -------             -----------------------
3/95                                                     100.00                      100.00                      100.00
3/96                                                      55.98                      132.11                      135.01
3/97                                                      61.96                      158.30                      182.52
3/98                                                     117.12                      234.27                      275.84
3/99                                                      73.64                      277.52                      442.48
3/00                                                     326.63                      327.32                      783.40

      SYMANTEC   S&P 500   S&P HIGH TECH COMPOSITE
      --------   -------   -----------------------
3/95..  100.00   100.00            100.00
3/96..   55.98   132.11            135.01
3/97..   61.96   158.30            182.52
3/98..  117.12   234.27            275.84
3/99..   73.64   277.52            442.48
3/00..  326.63   327.32            783.40

---------------

(1) The graph assumes that US$100 was invested in Symantec's Common Stock and in each Index on March 31, 1995.

(2) The total return for each of Symantec Common Stock, the S&P 500 and the S&P High Tech Composite assumes the reinvestment of dividends, although dividends have not been declared on Symantec Common Stock. Historical returns are not necessarily indicative of future performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        JUNE 23, 1989 TO MARCH 31, 2000

     The graph below compares the cumulative total shareholder return on Symantec Common Stock from June 23, 1989 (the date of Symantec's initial public offering) to March 31, 2000 with the cumulative total return on the S&P 500 Composite Index and the S&P High Technology Index over the same period (assuming the investment of $100 in Symantec Common Stock and in each of the other indices on June 30, 1989, and reinvestment of all dividends). Symantec has provided this additional data to provide the perspective of a longer time period which is consistent with Symantec's history as a public company. The past performance of Symantec's Common Stock is no indication of future performance.

                              SYMANTEC CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        JUNE 23, 1989 TO MARCH 31, 2000
                              [PERFORMANCE GRAPH]

                                                        SYMANTEC                     S&P 500             S&P HIGH TECH COMPOSITE
                                                        --------                     -------             -----------------------
6/89                                                      100.00                     100.00                      100.00
3/90                                                      173.91                     108.97                      100.64
3/91                                                      419.57                     124.68                      109.87
3/92                                                      743.48                     138.45                      112.43
3/93                                                      223.91                     159.53                      123.54
3/94                                                      271.74                     161.88                      145.31
3/95                                                      400.00                     187.08                      183.88
3/96                                                      223.91                     247.14                      248.25
3/97                                                      247.83                     296.14                      335.61
3/98                                                      468.48                     438.82                      507.21
3/99                                                      294.57                     519.18                      813.62
3/00                                                     1306.52                     612.35                     1440.50

       SYMANTEC  S&P 500   S&P HIGH TECH COMPOSITE
       --------  -------   -----------------------
6/89     100.00  100.00             100.00
3/90     173.91  108.97             100.64
3/91     419.57  124.68             109.87
3/92     743.48  138.45             112.43
3/93     223.91  159.53             123.54
3/94     271.74  161.88             145.31
3/95     400.00  187.08             183.88
3/96     223.91  247.14             248.25
3/97     247.83  296.14             335.61
3/98     468.48  438.82             507.21
3/99     294.57  519.18             813.62
3/00   1,306.52  612.35           1,440.50

---------------

(1) Symantec's initial public offering was on June 23, 1989. Data is shown beginning June 30, 1989 because data for cumulative returns on the S&P 500 and the S&P High Tech Composite indices are available only at month end.

(2) The graph assumes that US$100 was invested in Symantec's Common Stock and in each Index on June 30, 1989.

(3) The total return for each of Symantec Common Stock, the S&P 500 and the S&P High Tech Composite assumes the reinvestment of dividends, although dividends have not been declared on Symantec Common Stock. Historical returns are not necessarily indicative of future performance.

             EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

     In January 1999 Mr. Eubanks and the Company entered into an agreement (the "Agreement") whereby Mr. Eubanks agreed to resign as President and Chief Executive Officer upon the appointment of his successor. Mr. Eubanks and the Company also agreed that Mr. Eubanks would assist the Company in the search for such successor. The Agreement provides that for a period of two years after his resignation, Mr. Eubanks would enter into a consulting relationship with the Company during the term of which he would receive a consulting fee equal to his base salary and a quarterly bonus of 6.25% of base salary and his options would continue to vest as if he were still a Symantec employee and Symantec agreed to pay certain health and other benefit premiums on Mr. Eubanks' behalf. In addition, Mr. Eubanks would become Chairman of the Board of Directors upon his resignation from the Company and he would receive stock option grants, directors fees and any other remuneration paid to directors who are not employees of the Company. The Company also agreed to continue to provide indemnification to Mr. Eubanks during the term of his consulting period. Mr. Eubanks resigned as President and Chief Executive Officer in April 1999 upon Mr. Thompson's hiring and resigned as Chairman of the Board two weeks later upon Mr. Thompson's appointment as Chairman of the Board. In connection with the Agreement, Mr. Eubanks and the Company entered into a mutual general release of claims. Upon Mr. Eubanks' resignation from the Board, the Board voted to accelerate the vesting of the stock options held by Mr. Eubanks that otherwise would have been subject to vesting during the consulting period under the original Agreement. Additionally, the Board agreed to release Mr. Eubanks from any further obligation to provide consulting services under the original Agreement.

     In accordance with the Employment Agreement dated April 11, 1999 between Mr. Thompson and Symantec (the "Employment Agreement"), the Board decided to grant Mr. Thompson a base salary of $600,000 and agreed that Mr. Thompson's base salary will be reviewed on an annual basis by the Committee (and may be increased from time to time in the discretion of the Board), but in no event shall be reduced below $600,000 during Mr. Thompson's term of employment with the Company. Compensation paid to Mr. Thompson during the fiscal year ending April 1, 2000 was prorated for the portion of the year that he was employed by Symantec. Under the Employment Agreement, Mr. Thompson was guaranteed a bonus of $75,000 for the quarter ending June 30, 1999 whether or not the relevant quarterly metrics were achieved. Similarly, Mr. Thompson was guaranteed an annual bonus for calendar year 1999 at least equal to $75,000 plus one half of the amount that would have been payable if Mr. Thompson had been employed by Symantec for the full year based on the relevant annual metrics. For the fiscal year ending March 31, 2000, Mr. Thompson was initially granted stock options to acquire 1,000,000 shares of Symantec common stock, which options vest over a five-year period and are exercisable at $13 per share. On December 22, 1999, Mr. Thompson was awarded an option grant for an additional 220,000 shares of Symantec Common Stock, which vest over a period of four years and are exercisable at the fair market value of the stock on the date of the grant which was $55.625 per share. The Employment Agreement also provides that Mr. Thompson would receive 100,000 shares of restricted Symantec common stock on his first day of employment for a purchase price equal to the par value of the common stock of $0.01 per share. These shares of restricted stock are subject to reverse vesting over a two-year period, with 50,000 shares vesting on April 14, 2000 and 50,000 shares vesting on April 14, 2001. These share of restricted stock are not transferable until they are vested, and unvested shares are subject to repurchase by Symantec at $0.01 per share upon termination of Mr. Thompson's employment with the Company. The vesting of Mr. Thompson's options and shares of restricted stock accelerates upon his involuntary termination or termination without cause (as defined in the Employment Agreement) by the Company.

                              CERTAIN TRANSACTIONS

     In March 1989, Symantec sold 45,000 shares of Symantec Common Stock to Gordon E. Eubanks, Jr., the Company's former President and Chief Executive Officer at a per share price of $2.67. Mr. Eubanks paid for the shares with a $120,000, 9% promissory note payable in four years. On March 23, 1993, the promissory note representing this indebtedness became due and was replaced with a new nine-year promissory note, bearing interest at 6%. So long as Mr. Eubanks remained employed by Symantec, accrued interest on the note was forgiven annually and Symantec paid Mr. Eubanks the amount of his tax liability on such forgiveness. As of June 30, 2000, the outstanding principal balance on this note was $120,000.

     In May 1999, the Company issued a promissory note in the principal amount of $1,400,000 to John W. Thompson, the Company's President and Chief Executive Officer in connection with the acquisition of a residential property following Mr. Thompson's relocation from New York to California. The note bears interest at 4.9% per annum payable in May 2000. The principal under the note is due in May 2000 and is secured by a deed of trust on the property. If Mr. Thompson's employment with the Company ceases prior to maturity of the note other than for cause (as defined in the note), the principal and any accrued interest will be due in May 2001. On February 22, 2000, Mr. Thompson was granted a one-year, interest-free extension to repay the principal under the note, which is due and payable on May 21, 2001. As of June 30, 2000, the full principal amount on this note was outstanding.

     In May 1999, the Company issued a promissory note in the principal amount of $300,000 to Keith Robinson, the Company's former Vice President, Americas in connection with improvements to a property. The note bears interest at 4.9% per annum payable in monthly installments of $1,225. The principal under the note is due in June 2000 and is secured by a deed of trust on the property. The note was paid in full in July 2000.

     On July 20, 1999, the Company and Mr. Gary Warren, Senior Vice President of Business Development, entered into a letter agreement outlining the terms and conditions of Mr. Warren's future employment with the Company. Mr. Warren was awarded a base salary of $125,000, which was increased to $185,000 in January, 2000. Mr. Warren's base salary will be reviewed on an annual basis by the Compensation Committee and may be increased from time to time in the discretion of the Board. Mr. Warren was also awarded the lease of a company automobile and he will also be eligible to participate in the Company's standard executive benefit and compensation plans. Under the terms of an option agreement executed on the same date as the letter agreement, Mr. Warren also received options to purchase 120,000 shares of Symantec Common Stock which vest over a four-year period and are exercisable at the fair market value of the date of the grant. If Mr. Warren is terminated without cause (as defined in the option agreement), his options will become fully vested as of the date of termination.

     On January 31, 2000, the Company and Mr. Ron Moritz, Senior Vice President and Chief Technical Officer, entered into a letter agreement outlining the terms and conditions of Mr. Moritz's future employment with the Company. Under the terms of the letter agreement Mr. Moritz was awarded a base salary of $240,000, and a bonus of up to 60% of Mr. Moritz's base salary (based on company and individual performance). Mr. Moritz's base salary will be reviewed on an annual basis by the Compensation Committee and may be increased from time to time in the discretion of the Board. Mr. Moritz was also awarded a one-time signing bonus and the lease of a company automobile. Mr. Moritz will also be eligible to participate in the Company's standard executive benefit and compensation plans. Under the terms of the letter agreement, Mr. Moritz also received options to purchase 50,000 shares of Symantec Common Stock which vest over a four-year period and are exercisable at the fair market value of the date of the grant.

     On March 9, 2000, the Company and Ms. Gail Hamilton, Senior Vice President, Enterprise Solutions Division, entered into a letter agreement outlining the terms and conditions of Ms. Hamilton's future employment with the Company. Under the terms of the letter agreement Ms. Hamilton was awarded a base salary of $400,000, and a bonus of up to 60% of Ms. Hamilton's base salary (based on company and individual performance), half of which is guaranteed to be paid out after the first year of Ms. Hamilton's employment, regardless of performance objectives. Ms. Hamilton's base salary will be reviewed on an annual basis by the Compensation Committee and may be increased from time to time in the discretion of the Board.

Ms. Hamilton was also awarded a one-time signing bonus , the lease of a company automobile and was provided by Symantec with a life insurance policy. In addition, the company will provide Ms. Hamilton with furnished executive dwellings during the term of her employment with the Company and will reimburse Ms. Hamilton for moving expenses. If Ms. Hamilton is terminated without cause (as defined in the letter agreement), she will be entitled to severance payment in the amount of twelve months of her base salary at the time of termination, net of tax withholding. Ms. Hamilton will also be eligible to participate in the Company's standard executive benefit and compensation plans. Under the terms of the letter agreement, Ms. Hamilton also received options to purchase 150,000 shares of Symantec Common Stock which vest over a four-year period and are exercisable at the fair market value of the date of the grant.

     Symantec has adopted provisions in its certificate of incorporation and by-laws that limit the liability of its directors and provide for indemnification of its officers and directors to the full extent permitted under Delaware law. Under Symantec's Certificate of Incorporation, and as permitted under the DGCL, directors are not liable to Symantec or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, Symantec has entered into separate indemnification agreements with its directors and officers that could require Symantec, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director's duty of loyalty to Symantec or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director's liability for violation of, or otherwise relieve Symantec or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

                                 THE PROPOSALS

PROPOSAL NO. 1 -- ELECTION OF SYMANTEC DIRECTORS

     At the Symantec Stockholders Meeting, four of the seven current members of the Board elected at last year's annual meeting will be nominated for re-election. Four additional nominees will be nominated for election to the Board. All of the nominees have been nominated by the Board's Nominating Committee. The nominees for election to the Board are Tania Amochaev, Charles M. Boesenberg, Per-Kristian Halvorsen, Robert S. Miller, Bill Owens, George Reyes, Daniel H. Schulman and John W. Thompson. Ms. Amochaev, Mr. Boesenberg, Mr. Miller, and Mr. Thompson were elected at Symantec's annual meeting of stockholders on September 15, 1999. Mr. Owens and Mr. Schulman were appointed to the Board in March 2000. Dr. Halvorsen was appointed to the Board in April 2000. Mr. Reyes was appointed to the Board in July 2000.

     Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The maximum allowed number of members of Symantec's Board is currently set at ten members. Shares represented by the accompanying proxy will be voted for the election of the eight nominees recommended by Symantec's management unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Symantec is not aware of any nominee who will be unable to or for good cause will not serve as a director. There is no family relationship between any director or executive officer of Symantec and any other director or executive officer of Symantec.

     For certain information about the current directors, see "Directors and Management -- Directors and Executive Officers."

BOARD MEETINGS AND COMMITTEES

     The Board of Symantec held a total of eleven meetings during the fiscal year ended March 31, 2000. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served). The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee met 4 times during the fiscal year ended March 31, 2000, and was comprised of Mr. Bregman and Mr. Miller. In April 2000, Mr. Owens and Mr. Schulman became members of the Audit Committee. The Audit Committee meets with Symantec's outside auditors and reviews Symantec's accounting policies and internal controls. The Audit Committee has a written charter which was adopted on July 20, 2000, which is attached hereto as Annex C.

     The Compensation Committee met three times during the fiscal year ended March 31, 2000, and was comprised of Mr. Carman, Mr. Miller and Ms. Amochaev. In April 2000, Dr. Halvorsen became a member of the Compensation Committee. The Compensation Committee recommends cash-based and stock compensation for executive officers of Symantec.

     The Nominating Committee met 4 times during the fiscal year ended March 31, 2000, and was comprised of Mr. Dykes, Mr. Carman and Mr. Boesenberg. In April 2000, Mr. Schulman became a member of the Nominating Committee. The Nominating Committee recommends candidates for election to the company's Board of Directors. The Nominating Committee does not accept suggestions for nominees recommended by stockholders.

DIRECTORS' COMPENSATION

     Messrs. Bregman, Boesenberg, Carman, Dykes and Miller and Ms. Amochaev were each entitled to receive $1,500 per meeting of the Board or a committee of the Board which they attended during the fiscal year ended March 31, 2000. During fiscal 2000, Mr. Boesenberg received $13,500 for attending Board meetings and related expenses, Mr. Carman received $13,500 for attending Board meetings and related expenses, Mr. Miller received $18,545 for attending Board meetings and related expenses, Mr. Dykes received $12,000 for attending Board meetings and related expenses, and Ms. Amochaev received $13,581 for attending Board meetings and related expenses. All members of the Board are reimbursed for invoiced out-of-pocket expenses that they incur in attending Board meetings.

     As of fiscal year 2001, members of the Board will be paid a retainer of $25,000 annually. Assuming the Stockholders of the Company approve the Director Plan, not less than 50% of the annual retainer will be paid in the form of an award of unrestricted, fully-vested shares of Symantec Common Stock. All members of the Board are entitled to receive coverage under Symantec's Employee Medical plan. The annual fair market value of this arrangement per member of the Board is approximately $18,000.

     During fiscal 2000, (i) Messrs. Bregman, Boesenberg, Carman, Dykes, Miller and Ms. Amochaev each received a non-qualified stock option to purchase 10,000 shares of Symantec's Common Stock at an exercise price of $20.00 per share, which were granted in April 1999. (ii) Messrs. Owens and Schulman each received a non-qualified stock option to purchase 20,000 shares of Symantec's Common Stock at an exercise price of $71.375 per share, which were granted in March 2000. All of these options were granted automatically, pursuant to the 96 Plan. The Board adopted the formula for option grants to non-employee directors under the 96 Plan on September 17, 1998. The award formula for nonqualified stock option grants under the 96 Plan is as follows: An initial grant of 20,000 shares will be made to a new director upon such director first becoming a director. An award grant of 10,000 shares will be made to a continuing director other than the Chairman of the Board, and an award grant of 20,000 shares will be made to the Chairman of the Board, at the first Board meeting following the first day of each fiscal year of the Company; provided that no such grant shall be made within six months of an initial grant. Options granted will vest over a four year period in accordance with the terms of the 96 Plan, and shall remain exercisable for a period of seven months following the non-employee director's termination as a director or consultant of Symantec.

                   THE BOARD RECOMMENDS A VOTE "FOR" ELECTION
                   OF EACH OF THE EIGHT NOMINATED DIRECTORS.

PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO SYMANTEC'S 1996 EQUITY INCENTIVE PLAN

  Proposed Amendment

     At the Symantec Stockholders Meeting, Symantec's stockholders and holders of Exchangeable Shares will be asked to consider and vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "96 Plan"), a copy of which is attached hereto as Annex A, to make available for issuance thereunder 3,022,900 additional shares of Symantec Common Stock, which will raise the 96 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 12,213,202 to 15,236,102.

     The Board believes that the amendment to increase the shares of Symantec Common Stock available for issuance under the 96 Plan is in the best interests of Symantec. The purpose of the 96 Plan is to provide employees of Symantec with a convenient means to acquire an equity interest in Symantec, to provide to employees incentives based on an increase in the value of Symantec's Common Stock, and to provide an incentive for continued employment. The Board believes that the additional reserve of shares with respect to which shares may be issued is needed to ensure that Symantec can meet these goals. The shares awarded under the 96 Plan come from authorized but unissued shares of Symantec Common Stock. Without the 3,022,900 shares that are the subject of this proposal, there are a total of 12,213,202 shares of Symantec's Common Stock authorized for issuance upon the exercise of options granted under the 96 Plan. As of June 30, 2000, a total of 2,641,598 shares had been purchased upon the exercise of options issued under the 96 Plan, and a total of 8,656,741 shares of Symantec Common Stock were subject to outstanding options that have been granted pursuant to the 96 Plan to an aggregate of approximately 2,836 persons, leaving 914,863 shares reserved for grant of options under the 96 Plan. The outstanding options are exercisable at an average exercise price of $38.47 per share. During the 2000 fiscal year, 4,343,592 options were granted by Symantec to employees and 100,000 options were granted to non-employee directors under the 96 Plan. In addition, 500,000 options were granted under the 1999 Acquisition Plan, 200,000 options were granted to Mr. Thompson outside the plan (see "Employment Agreements and Change of Control Agreements."), and 1,753,035 options were canceled.

  Summary of 1996 Equity Incentive Plan

     The following summary of the principal provisions of the 96 Plan as proposed to be amended is qualified in its entirety by reference to the full text of the 96 Plan, which is included as Annex A hereto.

     General. The 96 Plan was adopted by Symantec's Board of Directors on March 4, 1996 and approved by the stockholders on May 14, 1996 and amended effective September 18, 1997, September 17, 1998, and September 15, 1999. The purpose of the 96 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Symantec, by offering them an opportunity to participate in the company's future performance through awards of options.

     Administration. The 96 Plan permits either the Board of Directors or a committee appointed by the Board to administer the 96 Plan. If the Board establishes such a committee, and two or more members of the Board are "outside directors," the committee must be comprised of at least two members of the Board, all of whom are outside directors and "disinterested persons." "Disinterested persons" and "outside directors" are defined in the 96 Plan and comply with definitions given such terms under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), respectively. References herein to the "Committee" mean either the committee appointed to administer the 96 Plan or the Board. Subject to the terms of the 96 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the 96 Plan or any awards granted thereunder and to modify awards granted under the 96 Plan.

     Eligibility. The 96 Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of Symantec or of any parent, subsidiary or affiliate of Symantec as the Committee may determine. As of June 30, 2000, approximately 2,763 people were eligible to participate in the 96 Plan. Over the term of the 1996 Plan, the following named executive officers have been granted options to purchase shares of Common Stock under the 1996 Plan as follows: John W. Thompson -- 1,020,000 options, Dana Siebert -- 106,646 options, Dieter Giesbrecht -- 122,000 options, Greg Myers -- 148,973 options, Derek Witte -- 113,500 options, and Gordon Eubanks,
Jr. -- 250,000 options. Over the term of the 1996 Plan, current executive officers as a group have been granted options to purchase 1,840,719 shares, current non-employee directors have been granted options to purchase 180,000 shares, and all employees as a group, other than executive officers and directors, have been granted options to purchase 11,303,189 shares (excluding 3,491,168 options which were subject to cancellation). No person will be eligible to receive more than 500,000 shares in any calendar year pursuant to the grant of awards under the 96 Plan other than new employees of Symantec, or any parent, subsidiary or affiliate of Symantec, who are eligible to receive up to a maximum of 800,000 shares in the calendar year in which they commence employment. A person may be granted more than one award under the 96 Plan.

     Stock Reserved for Issuance. The stock reserved for issuance under the 96 Plan consists of shares of Symantec Common Stock authorized but unissued Common Stock. The aggregate number of shares that may be issued under awards pursuant to the 96 Plan as amended is 15,236,102. In addition, shares that are subject to issuance upon exercise of an option under the 96 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 96 Plan but are forfeited or repurchased by Symantec at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 96 Plan.

     Terms of Options. Subject to the terms and conditions of the 96 Plan, the Committee, in its discretion, determines for each option certain terms and conditions, including, whether the option is to be an incentive stock option ("ISO") or a non-qualified stock option ("NQSO"), the number of shares for which the option will be granted, the exercise price of the option and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Committee approves and is subject to the following conditions, in addition to those described elsewhere herein or in the 96 Plan:

          (a) Date of Grant: The date of grant of an option will be the date on which the Committee decides to grant the option, unless the Committee specifies otherwise. The related stock option agreement and a copy of the 96 Plan will be delivered to the optionee within a reasonable time after the option is granted.

          (b) Term of Exercise of Options: Except with respect to options granted to non-employee directors described below, options are exercisable within the period, or upon the events, determined by the Committee as set forth in the related stock option agreement. However, no option may be exercisable after ten years from the date of grant, and no ISO granted to a 10% stockholder can be exercisable after five years from the date of grant. Symantec anticipates that most of the options that will be granted under the 96 Plan will be exercisable for ten years and options granted under the 96 Plan will generally vest and become exercisable at a rate of 25% one year after the date of grant, and then at the rate of 2.0833% per month over the succeeding three years of employment. Options granted to non-employee directors are immediately exercisable subject to repurchase to the extent that such options have not vested (see "Formula for Non-Employee Director Option Grants and Vesting" below).

          (c) Exercise Price: Each stock option agreement states the related option exercise price, which may not be less than 100% of the fair market value of the shares of Common Stock on the date of the grant. The exercise price of an ISO granted to a 10% stockholder may not be less than 110% of the fair market value of shares of Symantec Common Stock on the date of grant. The exercise price for non-employee director formula option grants may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. On July 20, 2000, the fair market value of Symantec Common Stock was $47.25.

          (d) Method of Exercise: Options may be exercised only by delivery to Symantec of a written stock option exercise agreement, stating the number of shares purchased, the restrictions imposed on the shares purchased, if any, and certain representations and covenants regarding optionee's investment intent and access to information, together with payment in full of the exercise price for the number of shares purchased. The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Committee, in a number of other forms of consideration, including cancellation of indebtedness, fully paid shares of Symantec Common Stock, delivery of a promissory note, waiver of compensation due or accrued to an optionee for services rendered, through a "same day sale," through a "margin commitment," or any combination of the foregoing.

          (e) Termination of Employment: If an optionee ceases to provide services as an employee, director, consultant, independent contractor or advisor to Symantec, or a parent, subsidiary or affiliate of Symantec (except in the case of death, disability, sick leave, military leave, or any other leave of absence approved by the Committee which does not exceed 90 days, or if reinstatement upon expiration of such leave is guaranteed by law), the optionee typically has three months to exercise any then-exercisable options except as may otherwise be provided. (See "Formula for Non-Employee Director Option Grants and Vesting" below); provided, however, that the exercise period may be extended by the Committee for up to five years. A twelve-month exercise period applies in cases of optionee's disability (as defined in the 96 Plan) or death. If optionee is terminated for reason of having committed an alleged criminal act or intentional tort, optionee's options expire upon termination.

          (f) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 96 Plan, are subject to proportionate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change relating to the capital structure of Symantec without consideration. In the event of a dissolution or liquidation of Symantec, a merger or consolidation in which Symantec does not survive (other than a merger with a wholly owned subsidiary or where there is no substantial change in the stockholders of the corporation and the options granted are assumed, converted or replaced by the successor corporation), a merger in which Symantec is the surviving corporation, but after which the stockholders of Symantec cease to own an equity interest in Symantec, a sale of all or substantially all of Symantec's assets or any other transaction that qualifies as a "corporate transaction" under Section 424(a) of the Code, all outstanding awards may be assumed, converted or replaced by the successor corporation, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders; provided that formula option grants to non-employee directors shall accelerate and be fully vested upon such merger, consolidation or corporate transaction.

          (g) Rights as Stockholder: An optionee has no rights as a stockholder with respect to any shares covered by an option until the option has been validly exercised and shares of Symantec Common Stock are issued to the optionee.

          (h) Other Provisions: The option grant and exercise agreements authorized under the 96 Plan, which may be different for each option, may contain such other provisions as the Committee deems advisable, including without limitation, (i) restrictions upon the exercise of the option and
     (ii) a right of repurchase in favor of Symantec to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.

     Formula for Non-Employee Director Option Grants and Vesting. Symantec will automatically grant options, in accordance with a formula, to each director of the Company who is not an employee of Symantec (or of any parent or subsidiary of Symantec) ("non-employee director"). As of July 20, 2000, six directors were in the class of persons eligible to receive options. The award formula for nonqualified stock option grants is as follows: An initial grant of 20,000 shares will be made to a new director upon such director first becoming a director. An award grant of 10,000 shares will be made to a continuing director other than the Chairman of the Board, and an award grant of 20,000 shares will be made to the Chairman of the Board, at the first Board meeting following the first day of each fiscal year of the Company; provided that no such grant shall be made within six months of an initial grant. Options granted shall remain exercisable for a period of seven months following the non-employee director's termination as a director or consultant of Symantec.

     Prior to July, 1998, non-employee directors were eligible to receive grants pursuant to the 1993 Directors Stock Option Plan. The 1993 Directors Stock Option Plan expired in July, 1998. All option grants to directors are currently made under the 1996 Plan.

     Amendment and Termination of the 96 Plan. The Committee, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 96 Plan or revise or amend the 96 Plan in any respect whatsoever; provided that the Committee may not, without approval of the stockholders, amend the 96 Plan in a manner that requires stockholder approval.

     Term of the 96 Plan. Awards may be granted pursuant to the 96 Plan from time to time until the expiration of the ten-year period commencing with the date the 96 Plan was adopted by the Board of Directors.

     Federal Income Tax Information. Options so designated under the 96 Plan are intended to qualify as ISOs. All options that are not designated as ISOs are intended to be NQSOs.

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SYMANTEC AND PARTICIPATING EMPLOYEES ASSOCIATED WITH STOCK OPTIONS GRANTED UNDER THE 96 PLAN. THE U.S. FEDERAL TAX LAWS MAY CHANGE AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 96 PLAN.

  Tax Treatment of the Optionee

     Incentive Stock Options. An optionee will recognize no income upon grant of an ISO and will incur no tax upon exercise of an ISO unless the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the option grant date, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, depending upon the amount of time the ISO Shares were held by the optionee.

     Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is currently 26% of an individual taxpayer's alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

     Nonqualified Stock Options. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's purchase price. The included amount must be treated as ordinary income by the optionee and may be subject to income tax withholding by Symantec (either by payment in cash or withholding out of the optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss.

     Estimated Taxes. Estimated tax payments may be due on amounts an optionee includes in income if the income recognition event occurs before the last month of his or her taxable year and no other exceptions to the underpayment of estimated tax penalties applies. Generally, estimated taxes must be paid with respect to regular and alternative minimum tax liabilities if the amount of a taxpayer's withheld taxes together with any estimated taxes is less than 90 percent of that taxpayer's total regular or alternative minimum tax liability for the year, unless an exception applies.

     Maximum Tax Rates. The maximum rate applicable to ordinary income is 39.6%. Long-term capital gain on stock held for more than twelve months will be taxed at a maximum rate of 20%. Capital gains will continue to be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     Tax Treatment of Symantec. Symantec will be entitled to a deduction in connection with the exercise of a NQSO by a domestic employee or other person to the extent that the optionee recognizes ordinary income. Symantec will be entitled to a deduction in connection with the disposition of shares acquired under an ISO only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     ERISA Information. The 96 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA".)

  Benefits to Certain Persons

     Because awards to employees under the 96 Plan will vary depending on the timing of participants' exercise decisions and on the fair market value of Symantec's Common Stock at various future dates, it is not possible to determine exactly what benefits might be received by Symantec's directors, executive officers and other employees under the 96 Plan.

     The following table summarizes the benefits that were received by various persons under the 96 Plan in the fiscal year ending March 30, 2000:

                                   1996 PLAN

                                                              NUMBER OF
                                                               SHARES     EXERCISE PRICE
                                                              ---------   ---------------
John Thompson...............................................  1,020,000       *
Gordon E. Eubanks, Jr.......................................         --      --
Dana Siebert................................................     50,000       *
Dieter Giesbrecht...........................................     35,000       *
Greg Myers..................................................     65,000       *
Derek Witte.................................................     50,000       *
Current Executive Group (nine persons)......................  1,519,000       *
Non-executive director group (ten persons)..................    100,000       *
Non-executive officer employee group........................  4,343,592       *

---------------
* The exercise price of the options granted under the 1996 Plan is the fair market value of Symantec Common Stock on the date such options are granted.

          THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT
                       TO THE 1996 EQUITY INCENTIVE PLAN

PROPOSAL NO. 3 -- APPROVAL OF SYMANTEC'S 2000 DIRECTOR EQUITY INCENTIVE PLAN

     At the Symantec Stockholders meeting, Symantec Stockholders and holders of Exchangeable Shares will be asked to consider and vote upon a proposal to approve Symantec's 2000 Director Equity Incentive Plan ("the Director Plan"), a copy of which is attached hereto as Annex B. The Director Plan will make available for issuance to Directors of the Company 25,000 shares of Symantec Common Stock.

     The Board believes that approval of the Director Plan is in the best interest of Symantec. The purpose of the Director Plan is to provide members of the Board with an opportunity to receive all or a portion of the retainer payable to each Director for serving as a member of the Board in the form of Common Stock of the Company. The amount of the retainer payable to members of the Board is currently set at $25,000 per year.

  Summary of the 2000 Directors Equity Incentive Plan

     The following summary of the principal provisions of the Director Plan proposed for approval is qualified in its entirety by reference to the full text of the Director Plan, which is included as Annex B hereto.

     General. The Director Plan was adopted by Symantec's Board of Directors on July 20, 2000. The purpose of the Director Plan is to provide members of the Board of Directors with an opportunity to receive all or a portion of the retainer payable to each Director in Common Stock and thus provide Directors of Symantec with a means to acquire an equity interest in Symantec and incentives based on increases in the value of Symantec's Common Stock.

     Administration. The Director Plan permits either the Board of Directors or a committee appointed by the Board to administer the Director Plan (in either case, the "Administrator"). The Administrator has the authority to construe and interpret the Director Plan and the Administrator will ratify and approve all stock to Directors under the Director Plan.

     Issuance of Stock. The Director Plan provides that each Director may elect to receive up to all of the annual retainer in the form of Stock. Assuming the Stockholders of the Company approve the Director Plan, not less than 50% of the annual retainer will be paid in the form of an award of unrestricted, fully-vested shares of Symantec Common Stock (the "Stock"). At the first meeting of the Board held after Stockholder approval of the Director Plan, and thereafter annually before the first meeting of the Board held in each fiscal year beginning in fiscal year 2002 (the "First Meeting"), each Director is required to specify the percentage, from 50% to 100%, of the retainer that is to be paid in Stock. If no election is made by a Director, the Director is deemed to have elected to receive 50% of the retainer in the form of Stock. The number of shares of Stock to be issued annually to each Director will equal the portion of the retainer for each year which a Director elects to be paid in Stock, divided by the closing price of the Symantec Common Stock on the Nasdaq National Market on the day immediately preceding the First Meeting.

     Stock Reserved for Issuance. The Stock reserved for issuance under the Director Plan consists of shares of Symantec Common Stock authorized, but unissued. The aggregate number of shares of Stock that may be issued under the Director Plan is 25,000.

     Amendment and Termination of the Director Plan. The Board may amend, alter, suspend or discontinue the Director Plan at any time; provided, that no amendment which increases the number of shares of Stock issuable under the Director Plan shall be effective unless and until such increase is approved by the Stockholders of the Company.

  Federal Income Tax Information

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO DIRECTORS ASSOCIATED WITH STOCK ISSUED UNDER THE DIRECTOR PLAN.

     A Director will recognize taxable income at the time Stock is issued under the Director Plan equal to the fair market value of the Stock issued to the Director. This amount must be treated as ordinary income and may be subject to income tax withholding by Symantec. Upon resale of the shares by a Director, any subsequent appreciation or depreciation in the value of the Stock will be treated as long-term or short-term capital gain or loss.

     Benefits to Certain Persons. Because the amount of Stock issued to Directors under the Director Plan will depend on the portion of the retainer each Director elects to have paid in the form of Stock and on the fair market value of Symantec's Common Stock at future dates, it is not possible to determine exactly what benefits might be received by Symantec's Directors under the Director Plan. The following table summarizes the benefits that would be received by Directors under the Director Plan in the fiscal year ending March 30, 2001, assuming each Director elects to have all of the retainer paid in Stock using the Company's closing Common Stock price on June 30, 2000 of $53.9375.

                                 DIRECTOR PLAN

                                                    NUMBER OF
                                                     SHARES
                                                    ---------
Tania Amochaev....................................     463
Chuck Boesenberg..................................     463
Per-Kristian Halvorsen............................     463
Robert S. Miller..................................     463
Bill Owens........................................     463
Daniel H. Schulman................................     463
George Reyes......................................     463

                 THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF
                    THE 2000 DIRECTOR EQUITY INCENTIVE PLAN.

PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP as its principal independent auditors to perform the audit of Symantec's financial statements for fiscal 2001, and the stockholders are being asked to ratify such selection. Ernst & Young LLP audited Symantec's financial statements for Symantec's fiscal years ended March 31, 1989, 1990 and 1991, April 3, 1992, April 2, 1993, April 1,
1994, March 31, 1995, March 29, 1996, March 28, 1997, April 3, 1998, April 2,
1999, and March 31, 2000. Representatives of Ernst & Young LLP will be present at the Symantec Stockholders Meeting and will be given an opportunity to make a statement at the Symantec Stockholders Meeting if they desire to do so, and will be available to respond to appropriate questions.

                       THE BOARD RECOMMENDS A VOTE "FOR"
            THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Symantec's directors and officers, and persons who own more than 10% of Symantec's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to Symantec and written representation from the executive officers and directors, Symantec believes that all Section 16(a) filing requirements were met in Fiscal 2000, except that due to administrative errors, that have since been thoroughly evaluated and the related procedures revised, the following forms were not filed in a timely manner: Walter Bregman's Form 4 for the month of April 1999, Carl Carman's Form 4 for the month of April 1999, Christopher Calisi's Form 4 for the month of October 1999, John W. Thompson's Form 4 for the month of December 1999, and Stephen

Cullen's Form 4 for the month of December 1999. A Form 5 was filed by Messrs. Bregman, Calisi, Carman, Cullen, and Thompson in April 2000.

                             STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely for the 2001 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between May 23, 2001, and June 22, 2001. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than March 30, 2001, in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Symantec Stockholders Meeting and, so far as is known to the Board, no matters are to be brought before the Symantec Stockholders Meeting except as specified in the notice of the Symantec Stockholders Meeting. As to any business that may properly come before the Symantec Stockholders Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                             AVAILABLE INFORMATION

     Symantec is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information filed by Symantec can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and Seven World Trade Center, Suite 1300, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Symantec's Common Stock is listed on the Nasdaq National Market. Reports and other information concerning Symantec are available for inspection at the National Association of Securities Dealers, Inc. at 9513 Key West Avenue, Rockville, Maryland 20850. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

                                          By Order of the Board of Directors

                                          Signature

                                          Derek P. Witte
                                          Senior Vice President,
                                          Worldwide Operations and Secretary

                                    ANNEX A

                              SYMANTEC CORPORATION
                           1996 EQUITY INCENTIVE PLAN
                          (AS PROPOSED TO BE AMENDED)

     1. Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options. Capitalized terms not defined in the text are defined in Section 22.

     2. Shares Subject to the Plan.

     2.1 Number of Shares Available. Subject to Sections 2.2 and 17, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 15,236,102 Shares. Subject to Sections 2.2 and 17, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued; will again be available for grant and issuance in connection with future Awards under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

     2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

     3. Eligibility. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction; and provided further, that unless otherwise determined by the Board, non-employee directors shall receive options only pursuant to the formula award provisions set forth in Section 6. No person will be eligible to receive more than 500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent, Subsidiary or Affiliate of the Company (including new employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate of the Company) who are eligible to receive up to a maximum of 800,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

     4. Administration.

     4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, except as provided in Section 6, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

          (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

          (b) prescribe, amend and rescind rules and regulations relating to this Plan;

          (c) select persons to receive Awards;

          (d) determine the form and terms of Awards;

          (e) determine the number of Shares or other consideration subject to Awards;

          (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

          (g) grant waivers of Plan or Award conditions;

          (h) determine the vesting, exercisability and payment of Awards;

          (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

          (j) amend any option agreements executed in connection with this Plan;

          (k) determine whether an Award has been earned; and

          (l) make all other determinations necessary or advisable for the administration of this Plan.

     4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

     4.3 Section 162(m) Requirements. If two or more members of the Board are Outside Directors, the Committee will be comprised of at least two (2) members of the Board, all of whom are Outside Directors.

     5. Options. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISOs") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

     5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

     5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

     5.3 Exercise Period. Options will be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

     5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 7 of this Plan.

     5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

     5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

          (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options; provided however, that options granted to non-employee directors pursuant to Section 6 shall remain exercisable for a period of seven (7) months following the non-employee director's termination as a director or consultant of the Company or any Affiliate.

          (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three
     (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

          (c) Notwithstanding anything to the contrary herein, if the Participant is Terminated because of the Participant's actual or alleged commitment of a criminal act or an intentional tort and the Company (or an employee of the Company) is the victim or object of such criminal act or intentional tort or such criminal act or intentional tort results, in the reasonable opinion of the Company, in liability, loss, damage or injury to the Company, then, at the Company's election, Participant's Options shall not be exercisable and shall expire upon the Participant's Termination Date. Termination by the Company based on a Participant's alleged commitment of a criminal act or an intentional tort shall be based on a reasonable investigation of the facts and a determination by the Company that a preponderance of the evidence discovered in such investigation indicates that such Participant is guilty of such criminal act or intentional tort.

     5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

     5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Affiliate, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

     5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

     5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

     6. Formula for Non-Employee Director Option Grants and Vesting.

     6.1 Grant of Formula Option. Options shall be granted to non-employee directors of the Company or any Affiliate ("non-employee directors") during the term of this Plan as follows: (i) to the extent that a stock option has not already been granted to a non-employee director during the fiscal year of the Company in which such director becomes a director, a NQSO to purchase 20,000 shares will automatically be granted to such director upon such director's joining the Board, (ii) a NQSO to purchase 10,000 shares will be granted to each non-employee director, other than a non-employee director acting as the Chairman of the Board at the first Board meeting following the first day of each fiscal year of the Company, provided that no such grant shall be made to a director within six months of the initial grant to such director, and (iii) a NQSO to purchase 20,000 shares will be granted each year to the non-employee director acting as the Chairman of the Board at the first Board meeting following the first day of each fiscal year of the Company, provided, that no such grant shall be made to a director within six months of the initial grant to such director. Only non-employee directors who are neither an employee of the Company nor the holder of more than one percent of the Shares or a representative of any such stockholder shall be eligible for a formula option grant.

     6.2 Exercise Period For Formula Options. A non-employee director may exercise a granted option in whole or in part for any Vested Shares, as determined in accordance with Section 6.3 hereof; provided, however, that the option shall expire and terminate on the tenth anniversary of the date of grant, or earlier in accordance with the provisions of this Plan.

     6.3 Vesting of Formula Options. Twenty-five percent (25%) of the Shares shall vest on the First Vesting Date, as specified in the Stock Option Grant, with the remaining Shares vesting at the rate of 2.0833% of the total Shares per month over the subsequent three years (each a "Succeeding Vesting Date") provided that the non-employee director provides services to the Company or a Parent, Subsidiary or Affiliate of the Company on the First Vesting Date and on each Succeeding Vesting Date thereafter. Shares that are vested pursuant to the vesting schedule set forth in this Section 6.3 are "Vested Shares" and are exercisable hereunder.

     7. Payment for Share Purchases.

     7.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

          (a) by cancellation of indebtedness of the Company to the Participant;

          (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

          (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; provided, further, that the portion of the Purchase Price equal to the par value of the Shares, if any, must be paid in cash;

          (d) by waiver of compensation due or accrued to the Participant for services rendered; provided, further, that the portion of the Purchase Price equal to the par value of the Shares, if any, must be paid in cash;

          (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

             (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

             (2) through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

          (f) by any combination of the foregoing.

     7.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant, provided the Company has full recourse to the Participant relative to the guarantee.

     8. Withholding Taxes.

     8.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

     8.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form acceptable to the Committee.

     9. Privileges of Stock Ownership.

     9.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the

Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's original Purchase Price pursuant to Section 11.

     9.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

     10. Transferability. Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Award Agreement provisions relating thereto. During the lifetime of the Participant an Award will be exercisable only by the Participant, and any elections with respect to an Award, may be made only by the Participant.

     11. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Shares that are not vested held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's original Purchase Price.

     12. Certificates. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

     13. Escrow; Pledge of Shares. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

     14. Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including restricted stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

     15. Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

     16. No Obligation to Employ. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

     17. Corporate Transactions.

     17.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under
Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants, or the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards); provided that all formula option grants, pursuant to Section 6, shall accelerate and be fully vested upon such merger, consolidation or corporate transaction. In the event such successor corporation (if any) fails to assume or substitute Options pursuant to a transaction described in this Subsection 17.1, all Options will expire on such transaction at such time and on such conditions as the Board shall determine.

     17.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 17, in the event of the occurrence of any transaction described in Section 17.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

     17.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to
Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

     18. Adoption and Stockholder Approval. This Plan will become effective on the date that it is adopted by the Board (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; and (c) in the event that stockholder approval of this Plan or any amendment increasing the number of Shares subject to this Plan is not obtained, all Awards granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded.

     19. Term of Plan. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval.

     20. Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of
Section 6 of this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan to increase the number of shares that may be issued under this Plan, or change the designation of employees or class of employees eligible for participation in this Plan.

     21. Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     22. Definitions. As used in this Plan, the following terms will have the following meanings:

          "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Award" means any award under this Plan, including any Option.

          "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

          "Board" means the Board of Directors of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Committee" means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

          "Company" means Symantec Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

          "Disability" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

          "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

          "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

             (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the last trading day prior to the date of determination as reported in The Wall Street Journal;

             (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the last trading day prior to the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

             (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the last trading day prior to the date of determination as reported in The Wall Street Journal; or

             (d) if none of the foregoing is applicable, by the Committee in good faith.

          "Outside Director" shall mean a person who satisfies the requirements of an "outside director" as set forth in regulations promulgated under
     Section 162(m) of the Code.

          "Option" means an award of an option to purchase Shares pursuant to
     Section 5.

          "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "Participant" means a person who receives an Award under this Plan.

          "Plan" means this Symantec Corporation 1996 Equity Incentive Plan, as amended from time to time.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 17, and any successor security.

          "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

                                    ANNEX B

                        SYMANTEC CORPORATION'S PROPOSED
                      2000 DIRECTORS EQUITY INCENTIVE PLAN

 1. PURPOSE

     The purpose of this Symantec Corporation 2000 Directors Equity Incentive Plan (the "Plan") is to provide members of the Board of Directors (the "Board") of Symantec Corporation (the "Company") with an opportunity to receive Common Stock of the Company for all or a portion of the retainer payable to each Director of the Company (the "Retainer").

 2. STOCK ISSUANCE

     Subject to the approval of this Plan by the Stockholders of the Company, not less than 50% of the Retainer payable to each Director of the Company, currently set at $25,000 per year, shall be payable in the form of an award of unrestricted, fully-vested shares of Common Stock of the Company (the "Stock").

 3. ELECTION BY DIRECTORS

     Each Director shall, at the first meeting of the Board held after Stockholder approval of this Plan and thereafter before or at the first meeting of the Board held in each fiscal year beginning with fiscal year 2002 (the "First Meeting"), elect to receive up to all of the Retainer payable to such Director in the form of Stock. Each Director shall specify what portion, from 50% to 100%, of the Retainer shall be paid to such Director in Stock; provided, that if no election is made by a Director at the time of the First Meeting, such Director shall be deemed to have elected to receive 50% of the Retainer in Stock. Notice of the election shall be given to the corporate secretary.

 4. AMOUNT OF STOCK

     The number of shares of Stock to be issued each year to each Director pursuant to this Plan shall be the portion of the Retainer for such year which the Director has elected (or deemed to have elected) to be paid in Stock, divided by the closing price of the Common Stock of the Company on the Nasdaq National Market on the trading day immediately preceding the First Meeting.

 5. NUMBER OF SHARES

     The total number of shares reserved for issuance under the Plan shall be 25,000 shares of Common Stock.

 6. ADMINISTRATION OF PLAN

     This Plan shall be administered by the Board of Directors of the Company or by a committee of at least two Board members to which administration of the Plan is delegated by the Board (in either case, the "Administrator"). The Administrator shall ratify and approve all awards of Stock to the Directors pursuant to this Plan. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

 7. AMENDMENT TO THE PLAN

     The Board may at any time amend, alter, suspend or discontinue this Plan. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless such amendment would increase the number of shares of Stock issuable under this Plan.

                                    ANNEX C

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

PURPOSE:

     The Audit Committee is a standing committee of the Board of Directors (the "Board") of Symantec Corporation (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established, and the audit process. Primary responsibility for the management of the Company's financial reporting process and internal financial controls is vested in senior management.

MEMBERSHIP:

     The Audit Committee will be composed of at least three members of the Board, each of whom shall be independent of the Company, its management, and its subsidiaries. Members shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from the Company, its subsidiaries and management, nor have they had such relationship in the past three years. Each of the members of the Audit Committee shall be financially literate and at least one of whom shall have accounting or related financial management expertise. Audit Committee members shall all qualify as "outside" directors under the rules of the Nasdaq National Market. Audit Committee members shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as an Audit Committee member. All members will be appointed by and serve at the pleasure of the Board.

RESPONSIBILITIES:

     In meeting its responsibilities, the Audit Committee is expected to:

          1. Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board.

          2. Instruct the independent auditors that the Audit Committee of the Board is the auditor's client.

          3. Recommend to the Board the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

          4. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

          5. Confirm and assure the independence of the internal auditor reporting to the Chief Financial Officer and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

          6. Inquire of management, the director of internal auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

          7. Consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountant.

          8. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

          9. Review with the director of internal auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

          10. Consider and review with the independent accountant and the director of internal auditing:

        - The adequacy of the Company's internal controls including computerized information system controls and security.

        - Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

          11. Review with management and the independent accountant at the completion of the annual examination:

        - The Company's annual financial statements and related footnotes.

        - The independent accountant's audit of the financial statements and his or her report thereon.

        - Any significant changes required in the independent accountant's audit plan.

        - Any serious difficulties or disputes with management encountered during the course of the audit.

        - Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

          12. Consider and review with management and the director of internal auditing:

        - Significant findings during the year and management's responses thereto.

        - Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

        - Any changes required in the planned scope of their audit plan.

        - The internal auditing department budget and staffing.

        - The internal auditing department charter.

        - Internal auditing's compliance with The IIA's Standards for the Professional Practice of Internal Auditing (Standards).

          13. Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

          14. Review with management and the independent accountant, the interim financial report before it is filed with the SEC or other regulators to determine that the independent auditors are satisfied with the disclosure and content of the financial report.

          15. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

          16. Review with the director of internal auditing and the independent accountant the results of their review of the Company's monitoring compliance with the Company's code of conduct.

          17. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

          18. Meet with the director of internal auditing, the independent accountant, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

          19. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

          20. The Committee may ask members of management or others to attend its meetings and provide pertinent information as necessary.

          21. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board.

MEETINGS:

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Except as otherwise provided by the Board, the Audit Committee may make, alter and repeal rules for the conduct of its business. In the absence of such rules, the Audit Committee shall conduct its business in the same manner as the Board conducts its business pursuant to the bylaws of the Company.

REPORTS AND MINUTES:

     The Audit Committee shall maintain minutes of each of its meetings, which minutes shall be filed in the Company's minute book along with the minutes of the meetings of the Board. The Audit Committee will record its recommendations to the Board in written reports, which reports will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

COMMUNICATION BETWEEN MEETINGS:

     The Chief Financial Officer will communicate with the Chairman of the Audit Committee between meetings as requested. In addition, the Chief Financial Officer will keep the Chairman of the Audit Committee informed of all material matters related to the responsibilities of the Committee which the Chief Financial Officer believes need to be known by the Chairman of the Audit Committee prior to the next regularly scheduled meeting.

REVIEW OF CHARTER:

     This Charter shall be reviewed annually by the Board for adequacy and shall be amended if necessary.

                                  DETACH HERE


                                     PROXY

                              SYMANTEC CORPORATION

                               WORLD HEADQUARTERS
                         20330 STEVENS CREEK BOULEVARD
                          CUPERTINO, CALIFORNIA 95014

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 18, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) appoints Gregory Myers and Derek P. Witte, and each of them with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation ("Symantec") and all of the Exchangeable Shares of Delrina Corporation, a wholly owned subsidiary of Symantec, that are held of record by the undersigned as of July 20, 2000, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on September 18, 2000 at Symantec Corporation, World Headquarters, 20300 Stevens Creek Boulevard, Cupertino, California, at 10:00 a.m., (Pacific Time), and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE

                                  DETACH HERE

    Please mark
[X] votes as in
    this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Proposal to elect the following directors:

   Nominees: Tania Amochaev, Charles M. Boesenberg,
   Per-Kristian Halvorsen, Robert S. Miller,
   Bill Owens, George Reyes, Daniel H. Schulman and John W. Thompson

          FOR                   WITHHELD
          ALL    [ ]       [  ] FROM ALL
        NOMINEES                NOMINEES

[ ] ______________________________________
    For all nominees except as noted above

                                        FOR   AGAINST   ABSTAIN
2. Proposal to amend Symantec's 1996
   Equity Incentive Plan:               [ ]     [ ]       [ ]

3. Proposal to approve Symantec's 2000
   Director Equity Incentive Plan:      [ ]     [ ]       [ ]

4. Proposal to ratify the selection of
   the independent auditors:            [ ]     [ ]       [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT             [ ]

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature: ____________ Date: _________ Signature: ____________ Date: _________